Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

MAD CATZ INTERACTIVE, INC.,

1328158 ONTARIO INC. DBA MAD CATZ CANADA,

MAD CATZ, INC.,

MAD CATZ INTERACTIVE ASIA LTD.

MAD CATZ TECHNOLOGICAL DEVELOPMENT (SHENZHEN) CO., LTD.,

MAD CATZ EUROPE LIMITED,

and

LOGITECH EUROPE S.A.,

LOGITECH INC.,

LOGITECH UK LIMITED,

Logitech Technology (Suzhou) Co. Ltd.

and

LOGITECH ASIA PACIFIC LIMITED

Dated as of September 15, 2016

STG_668702.15

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STG_668702.15

Table of Contents

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STG_668702.15

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Employment Agreement
Exhibit B	Escrow Agreement
Exhibit C	Buyer License
Exhibit D	Transition Services Agreement
Exhibit E	Tooling Implementation Schedule

DISCLOSURE SCHEDULES

Schedule 3.3	Seller Required Approvals
Schedule 3.6	Financial Reports
Schedule 3.9(g)	Employee Information
Schedule 3.12(a)	Seller Products
Schedule 3.12(b)	Scheduled Intellectual Property
Schedule 3.12(g)(i)	Inbound IP Contracts
Schedule 3.12(g)(ii)	Outbound IP Contracts
Schedule 3.12(k)	Invention Assignment Agreement
Schedule 3.12(m)	Seller Source Code
Schedule 3.12(n)	Open Source Materials
Schedule 3.14(a)	Transferred Contracts
Schedule 3.20	Warranties / Product Liability

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 15, 2016, is entered into by and among Mad Catz Interactive Inc., a corporation organized under the Canada Business Corporations Act (“Parent”), 1328158 Ontario Inc. dba Mad Catz Canada, an Ontario corporation (“Canada Holdco”), Mad Catz, Inc., a Delaware corporation (“US Seller”), Mad Catz Interactive Asia Ltd., a private limited company incorporated in Hong Kong (“HK Seller”), Mad Catz Technological Development (Shenzhen) Co., Ltd., a private limited company organized under the laws of the People’s Republic of China (“China Seller”), and Mad Catz Europe Limited, a private limited company incorporated in England and Wales (“UK Seller” and, together with Parent, US Seller, HK Seller and China Seller, “Sellers”), on the one hand, and Logitech Europe S.A., a corporation duly organized under the laws of the Canton of Vaud (“Swiss Buyer”), Logitech Inc., a California corporation (“US Buyer”), Logitech Technology (Suzhou) Co. Ltd., a private limited company organized under the laws of the People’s Republic of China (“China Buyer”), Logitech Asia Pacific Limited, a private limited company incorporated in Hong Kong (“HK Buyer”), and Logitech UK Limited, a private limited company incorporated in England and Wales (“UK Buyer” and, together with Swiss Buyer, US Buyer, China Buyer and HK Buyer, “Buyers”), on the other hand.

WITNESSETH:

WHEREAS, Sellers are engaged in the business of designing, manufacturing, marketing and distributing interactive flight, space and farm simulation controllers and related simulation accessories, including under the Saitek product line (the “Business”); and

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase and assume from Sellers, the Transferred Assets and Assumed Liabilities of the Business, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I
DEFINITIONS AND TERMS

Section 1.1Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing, in the case of (a), (b) and (c), that are Related to the Business.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Transferred Assets” has the meaning set forth in Section 2.10.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation” has the meaning set forth in Section 2.8.

“Ancillary Agreements” means collectively the Escrow Agreement, the Transition Services Agreement and the Buyer License.

“Annual Financial Reports” has the meaning set forth in Section 3.6.

“Applicable Law” has the meaning set forth in Section 3.10.

“Assumed Liabilities” means (i) all Liabilities of Sellers set forth on Appendix 1.1(a), (ii) any product warranty Liabilities of Sellers incurred in the Ordinary Course pursuant to Sellers’ written warranty policies in effect as of the Closing Date and set forth on Appendix 1.1(a), product return Liabilities of the Sellers incurred in the Ordinary Course pursuant to Sellers’ product return policies in effect as of the Closing Date and set forth on Appendix 1.1(a) and customer service Liabilities of the Business incurred after the Closing Date, in each case related to or that arise out of products of the Business sold on or prior to the Closing Date by the Sellers and (iii) all Liabilities of Sellers that Buyers have expressly assumed or agreed to assume under this Agreement (and the Ancillary Agreements).

“Authorizations” means Governmental Authorizations and Non-Governmental Authorizations.

“Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering Employees, including any trust instruments and insurance contracts forming a part thereof, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, medical, health and welfare benefits, life or other insurance, dental, disability, pension, retirement, or supplemental retirement benefit plan, arrangement or agreement, registered retirement savings plan, deferred profit sharing plan, vacation and severance plans and all employment, severance and change in control agreements, and all amendments thereto.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this

Agreement and the transactions contemplated hereby or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Business” has the meaning set forth in the Recitals.

“Business Data” means all files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records (in any form or medium) of, or maintained for, the Business, the Transferred Assets and/or the Assumed Liabilities, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets, Excluded Liabilities, corporate, financial or Tax records of Sellers, or (ii) any Law prohibits their transfer.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California are authorized or obligated by Law or executive order to close.

“Business Inventory” means, as of any particular date, the aggregate value of the Inventory of the Business as of such date, as determined in accordance with GAAP.

“Buyer License” means the License Agreement to be executed by Buyers and Sellers on the Closing Date substantially in the form of Exhibit C, pursuant to which Sellers shall grant, among other things, Buyers and their Affiliates perpetual, non-exclusive, fully-paid, royalty-free, sub-licensable worldwide licenses in and to certain Intellectual Property Rights of Sellers that are not included in the Transferred Assets.

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be obtained by Buyer.

“Buyers” has the meaning set forth in the Preamble.

“Claim Notice” has the meaning set forth in Section 6.4(a).

“Closing” means the closing of the asset sale that is the subject of this Agreement.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Date Inventory Statement” means the statement that sets forth the Inventory actually received by Buyers from Sellers within thirty (30) days after the Closing on a product by product basis, which statement shall include the mutually agreed per-item value of each item of Inventory and the Closing Date Inventory Value and shall be prepared, or caused to be prepared, by Swiss Buyer in accordance with Section 2.6 hereof.

“Closing Date Inventory Value” means the aggregate amount determined by multiplying each item of Inventory shown on the Closing Date Inventory Statement by the mutually agreed per-item value of each item of Inventory and adding together such amounts.

“Confidentiality Agreement” means the non-disclosure agreement dated May 16, 2016 between Parent and US Buyer.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement and the Ancillary Agreements) that are Related to the Business as of the Closing, or to which any of the Transferred Assets or Assumed Liabilities are subject, whether written or oral.

“Copyleft License” shall mean any license that requires, as a condition of use, modification or distribution of Copyleft Materials, that such Copyleft Materials, or other software or content incorporated into, derived from, used, or distributed with such Copyleft Materials: (i) in the case of software, be made available to any third party recipient in a form other than binary (e.g., source code) form, (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of software, be made available to any third-party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (iv) be made available to any third-party recipient at no license fee.  Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” shall mean any software or content subject to a Copyleft License.

“Copyrights” has the meaning set forth in the “Intellectual Property Rights” definition.

“Direct Claim Notice” has the meaning set forth in Section 6.5.

“Disclosure Schedules” has the meaning set forth in Article III.

“Effective Time” means 11:59 P.M. Eastern Daylight time on the Closing Date.

“Employees” means the current employees of UK Seller and China Seller set forth on Appendix 1.1(b).

“Employment Agreement” means the Employment Agreements to be executed by UK Buyer, HK Buyer or China Buyer, as applicable, and the Transferred Employees on the Closing Date substantially in the form of Error! Reference source not found..

“Employment Laws” means all Laws relating to employment and labor, including those relating to employment or labor standards generally, labor or industrial relations, benefits, human rights, pay equity, employment equity, workers compensation, or workplace safety and insurance, employer health tax, employment or unemployment insurance, income tax withholdings, statutory pension plan arrangements and occupational health and safety.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, easement, encroachment, encumbrance, equitable interest, lien, mortgage, option, pledge, security interest, servitude, right of way, right of first option, right of first refusal, or other restriction or third party right of any kind, including any right of first refusal or restriction on voting.

“Environmental Law” means any Law and any Governmental Authorization relating to (x) the protection of the environment or human health and safety (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures), (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of any Hazardous Substance or waste material or (z) noise, odor or electromagnetic emissions.

“Escrow Account” means the sub-account under the Escrow Agreement into which the Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Escrow Agent” means Bank of America, National Association, or such other escrow agent as approved by Parent and Swiss Buyer.

“Escrow Agreement” means the Escrow Agreement to be executed by Swiss Buyer, US Seller, on behalf of and for the benefit of each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers, and the Escrow Agent on the Closing Date substantially in the form of Error! Reference source not found..

“Escrow Amount” means an amount equal to $1,000,000, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Escrow Account in accordance with this Agreement and the Escrow Agreement.

“Escrow Funds” shall have the meaning set forth in Section 2.14(a).

“Escrow Period” means the period beginning on the Closing Date and ending one (1) year from the Closing Date.

“Estimated Closing Date Inventory Statement” means a statement setting forth Sellers’ good faith estimate of the Inventory of the Business as of the Closing on a product by product basis, which statement shall include the mutually agreed per-item value of each item of Inventory and the Estimated Closing Date Inventory Value, and a certificate of a duly authorized officer of Parent that the Estimated Closing Date Inventory Statement was prepared, to the extent possible, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Parent’s audited financial statements as if such Estimated Closing Date Inventory Statement was being prepared as of the end of a year.

“Estimated Closing Date Inventory Value” means the aggregate amount determined by multiplying each item of Inventory shown on the Estimated Closing Date Inventory Statement by the mutually agreed per-item value of each item of Inventory and adding together such amounts.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” means all Liabilities of Sellers or any of their Affiliates that are not Assumed Liabilities, including:

(i)any Liability of any Seller or any of its Affiliates, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising out of or in any way related to the operation or conduct by Sellers or any of their Affiliates of the Business at or any time prior to the Closing;

(ii)any Liability of any Seller or any of its Affiliates, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising out of or in any way related to the operation or conduct by any Seller or any of its Affiliates of any business other than the Business;

(iii)any Liability of any Seller or any of its Affiliates (A) arising out of or in any way related to any actual or alleged breach of, or any actual or alleged performance or nonperformance under, any Contract (including any Transferred Contract) that began at or any time prior to the Effective Time or (B) accruing under any Transferred Contract with respect to any period prior to the Effective Time;

(iv)any Liability of any Seller or any of its Affiliates arising out of (A) any Proceeding pending or threatened as of the Closing Date or (B) any actual or alleged violation by any Seller or any of its Affiliates of any Applicable Law prior to the Closing;

(v)any Liability of any Seller or any of its Affiliates that in any way relates to, or that arises out of, or in any way relates to, any Excluded Asset, or that arises out of the distribution to, or ownership by, any Seller or any of its Affiliates of the Excluded Assets or associated with the realization of the benefits of any Excluded Asset;

(vi)any Liability for Taxes, whether or not accrued, assessed or currently due and payable, (A) of any Seller or any of its Affiliates or (B) relating to the operation or ownership of the Business or the assets for any Tax period (or portion thereof) ending on or prior to the Closing Date (for purposes of this clause (6), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Sellers and Buyers based upon the number of days of such period included in the pre-Closing Tax period and the number of days of such Tax period after the Closing Date);

(vii)any Liability arising under any employee benefit plan or other compensation plan, policy, agreement or arrangement maintained, sponsored or contributed to by Seller or any subsidiary of Seller;

(viii)any Liability of any Seller or any of its Affiliates that arises out of products manufactured, shipped or sold by or on behalf of any Seller or any of its Affiliates on or prior to the Closing Date (including claims of negligence, personal injury, product damage, product liability, promotional obligations, strict liability, product recall or any other claims (including workers’ compensation, employer’s liability or otherwise)), whether such Liability arises out of accidents, injuries or losses occurring on or prior to or after the Closing Date;

(ix)any Liability of any Seller or any of its Affiliates that in any way relates to, or that arises out of, the employment or service (or the termination of such employment or service) with any Seller or any of its Affiliates of any current of former employee or consultant of the Business (including as a result of the transactions contemplated by this Agreement); and

(x)any Liability of any Seller or any of its Affiliates to any of their respective Affiliates.

“Fairness Opinion” means the opinion of Parent’s financial advisor, Stout Risius Ross, Inc. (“SSR”), as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Purchase Price to be received by Sellers pursuant to this Agreement is fair, from a financial point of view, to Sellers and Parent, considered as a whole.

“Financial Report” means an unaudited financial report on the financial condition of the Business setting forth with respect to the applicable time period: (i) gross sales, (ii) net sales, (iii) cost of goods sold, (iv) gross profit and (v) direct operating expenses, including (a) marketing expenses, (b) licensing expenses and (c) personnel expenses.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership or other organizational documents; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership or other organizational documents; (d) if a limited liability company, the articles of organization and operating agreement or other organizational documents; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers and approvals issued by or obtained from a Government Entity or Seller-Regulatory Organization.

“Government Entity” means any of the following exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power:

(a)federal, state, provincial, local, municipal, foreign or other government;

(b)governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(c)multinational organization or body; or

(d)duly appointed or elected official of any of the foregoing.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated byphenyls, lead-containing products and mold.

“Historical Financial Reports” has the meaning set forth in Section 3.6.

“Indemnified Parties” has the meaning set forth in Section 6.2.

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Intellectual Property Registrations” means all (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Government Entity in connection with any Intellectual Property Right, which are owned by, or filed in the name of, Sellers and their Affiliates.

“Intellectual Property Rights” means any and all worldwide common law and statutory rights in, arising out of, or associated with: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, uniform resource locators, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) United States and foreign patents and utility models and applications therefor and all divisions, continuations, continuations-in-part, provisionals, re-examinations and renewal applications; and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, confidential information and know-how (collectively, “Trade Secrets”); (iv) databases and other compilations of information; (v) copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, including mask rights and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (vi) industrial designs, (vii) all moral and economic rights of authors and inventors, however denominated, and (viii) any similar or equivalent rights to any of the foregoing (as applicable).

“Intercompany Subordinated Debt” means any and all Liabilities related to or resulting from intercompany indebtedness from, non-equity investments by, or any obligation to pay for goods and services to, any Seller or any of its Affiliates, including all present and future Liabilities owing to or investments made by any Seller or any of its Affiliates (whether created directly or acquired by assignment or otherwise), and interest, premiums and fees, if any, thereon and other amounts payable in respect thereof and all rights and remedies of any Seller or any of its Affiliates with respect thereto.

“IP Contracts” means all Contracts relating to Intellectual Property Rights, including (i) Contracts granting Sellers or their Affiliates any license or right to use the Intellectual Property

Rights of other Persons, or assigning Intellectual Property Rights to Sellers or their Affiliates (such Contracts, “Inbound IP Contracts”) and (ii) Contracts granting Persons any license or right to use the Transferred Intellectual Property or Intellectual Property Rights Related to the Business, or assigning Intellectual Property Rights to third parties (such Contracts, “Outbound IP Contracts”).  IP Contracts shall include all non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property, Trademark coexistence agreements, and Trademark consent agreements.

“Inventory” means all inventory owned by Sellers and their Affiliates and Related to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Sellers in the production of finished goods whether held at any location or facility of Sellers and of their Affiliates or in transit to Sellers or any of their Affiliates, in each case as of the Closing Date.

“Key Employees” means all the individuals listed on Appendix 1.1(b).

“Key Tooling” means all the tooling related to the products listed on the Tooling Transition Schedule of Exhibit E.

“Knowledge” or any similar phrase means (a) with respect to Sellers, the Knowledge of the Persons listed on Appendix 1.1(c) and (b) with respect to Buyers, the Knowledge of the Persons listed on Appendix 1.1(d).  An individual will be deemed to have Knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) there has come to the attention of such individual information that would cause a reasonable Person to make further inquiry into the existence or absence of any material information bearing on the fact or matter.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, writ, permit license or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Seller-Regulatory Organization.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued, joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” has the meaning set forth in Section 6.2.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, (b) the value of the Transferred Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided that none of the following shall be a Material Adverse Effect: (i) any change in Law or accounting standards or interpretations thereof applicable to the Business, (ii) any change in economic or business conditions or industry-wide or financial market conditions generally, (iii) the engagement by the U.S.A., Canada, the United Kingdom or the People’s Republic of China in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military attack upon the U.S.A., Canada, the United Kingdom or the People’s Republic of China, or any of their territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.A., Canada, the United Kingdom or the People’s Republic of China, and (iv) any action required by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business or the value of the Transferred Assets compared to other participants in the industries in which the Business operates.

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers, and approvals other than Governmental Authorizations.

“Open Source License” shall mean any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” shall mean any software or content subject to an Open Source License.

“Order” means any order, writ, injunction, judgment, decree, ruling, award, assessment or arbitration award of any Governmental Entity or arbitrator.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with Sellers’ normal day-to-day customs, practices and procedures consistent in nature, scope and magnitude with the past practices, which do not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority), and which are reasonable in light of the line of business of Sellers.

“Parent” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the “Intellectual Property Rights” definition.

“Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and which would not materially impair the operation of the Business and that are not material in amount or effect on the Business, and (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, in each case, in an amount that would not be material. For the avoidance of doubt, any restriction or other Encumbrance on the delivery or physical transfer of any Tangible Personal Property, including Tooling, shall be a material impairment on the operation of the Business and shall not be a Permitted Encumbrance.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, business trust, joint stock company, a Government Entity, joint venture, a trust or other entity or organization.

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Product Roadmap” means the plan of development for the proposed Seller Products currently known internally as Atom and Atom Lite controllers.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchase Price Adjustment Amount” has the meaning set forth in Section 2.6(b).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

“Related Person” means:

(a)with respect to a particular individual:

(i)each other member of such individual’s Family;

(ii)any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii)any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv)any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

(b)with respect to a specified Person other than an individual:

(i)any Person that is an Affiliate of the specified Person;

(ii)any Person that holds a Material Interest in such specified Person;

(iii)each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(iv)any Person in which such specified Person holds a Material Interest; and

(v)any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is a child or parent of the individual or the individual’s spouse; and (b) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Related to the Business” means primarily used in, held primarily for use in, required for or necessary for the conduct of the Business as conducted by Sellers and their Affiliates prior to the Closing and as contemplated to be conducted by Sellers or their Affiliates pursuant to the Product Roadmap.

“Representative” means with respect to a particular Person, any director, officer, manager, agent, consultant, advisor, accountant, financial advisor, legal counsel or other Person operating under the direction of such Person.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.12(b).

“Sellers” has the meaning set forth in the Preamble.

“Seller Product” has the meaning set forth in Section 3.20.

“Seller-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange on which securities of Parent are listed.

“Seller Required Approvals” means all Authorizations, notices and filings that are required to be listed and are listed on Schedule 3.3 of the Disclosure Schedules.

“Subsidiary” means any Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by Parent and/or one or more Subsidiaries, or (ii) whose business and policies Parent and/or one or more Subsidiaries have the power to direct.

“Tangible Personal Property” has the meaning set forth in the definition of Transferred Assets.

“Tax” or “Taxes” means all federal, state, provincial or local and all foreign taxes, governmental fees or other like assessment or charge of any kind whatsoever, including income, gross receipts, windfall profits, value added, goods & services, harmonized, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes.

“Technology” means any and all technology and materials, including inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, databases and data collections, invention disclosures, technical data and software, product designs, works of authorship (whether copyrightable or not), and documentation relating to any of the foregoing.

“Tooling Escrow Account” means the sub-account into which the Tooling Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Tooling Escrow Amount” means an amount equal to $1,000,000, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Tooling Escrow Account in accordance with this Agreement and the Escrow Agreement.

“Tooling Escrow Period” means the period beginning on the Closing Date and ending on May 5, 2017.

“Trademarks” has the meaning set forth in the “Intellectual Property Rights” definition.

“Trade Secrets” has the meaning set forth in the “Intellectual Property Rights” definition.

“Transaction” means the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.1(f).

“Transferred Assets” means the assets (which shall not include any Excluded Assets) of Sellers and their Affiliates Related to the Business, including the assets set forth on Appendix 1.1(e), whether tangible or intangible, real, personal or mixed, of every kind and description, wherever located, including:

(i)the Inventory, including the Inventory listed on Appendix 1.1(f);

(ii)the Transferred Contracts listed on Appendix 1.1(g);

(iii)the Transferred Intellectual Property;

(iv)all Business Data;

(v)all Seller Products, including all schematics, bill of materials, records, drawings, designs, notes, documentation, guides, operating manuals, logs, manufacturing information, computer aided design files, diagrams, and all other materials or documents describing or related to the same, including all Intellectual Property Rights in and to the all of the foregoing;

(vi)all tangible personal property (“Tangible Personal Property”), including the tooling and other fixed assets and the other items listed on or related to the products listed on or described on Appendix 1.1(h) and the Key Tooling (collectively, the “Tooling”);

(vii)all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Sellers (or any of their Affiliates) related to the Business or Transferred Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, except to the extent included in the Excluded Assets;

(viii)all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties, and right to offset, to the extent related to a Transferred Asset;

(ix)to the extent the transfer is permitted by Law, all Governmental Authorizations and Non-Governmental Authorizations held by Sellers or their Affiliates related to the Business and all applications therefor or renewals thereof; and

(x)all guaranties, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates to the extent related to any Transferred Asset or Assumed Liability;

but excluding, in each case, all Excluded Assets.

“Transferred Contracts” has the meaning set forth in Section 3.14(a).

“Transferred Employees” has the meaning set forth in Section 5.2(b).

“Transferred Employees’ Records” means, to the extent transferrable under Applicable Law, all personnel files related to the Transferred Employees.

“Transferred Intellectual Property” means all Intellectual Property Rights Related to the Business, including the Scheduled Intellectual Property.

“Transition Services Agreement” means the Transition Services Agreement to be executed by Buyers and Sellers on the Closing Date substantially in the form of Exhibit D.

“UK Transferred Assets” has the meaning set forth in Section 2.1(c).

Section 1.2Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3Other Interpretational Provisions.  Unless the express context otherwise requires:

(a)the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)the terms “Dollars” and “$” mean United States Dollars;

(d)references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(e)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if”;

(f)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(g)references herein to any gender includes each other gender;

(h)“writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(i)the recitals hereto and the Appendices, Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; and

(j)this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Article II
PURCHASE AND SALE OF THE BUSINESS

Section 2.1Purchase and Sale of Assets.  On the terms and subject to the conditions set forth herein, at the Closing, but effective as of the Effective Time:

(a)Sellers shall sell, convey, transfer, assign and deliver to Swiss Buyer, and Swiss Buyer shall purchase and acquire from Sellers all right, title and interest in and to the Transferred Intellectual Property and other intangible Transferred Assets (collectively, the “Intangible Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)Sellers shall sell, convey, transfer, assign and deliver to US Buyer, and US Buyer shall purchase and acquire from Sellers all right, title and interest in and to the Transferred Assets physically located in the United States that are not Intangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)Sellers shall sell, convey, transfer, assign and deliver to Swiss Buyer, and Swiss Buyer shall purchase and acquire from Sellers all right, title and interest in and to the Transferred Assets physically located in the United Kingdom (collectively, the “UK Transferred Assets”) that are not Intangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.  The UK Transferred Assets will be delivered, solely at Swiss Buyer’s cost and risk, to Swiss Buyer’s warehouse facility in the Netherlands by no later than September 30, 2016.

(d)Sellers shall sell, convey, transfer, assign and deliver to HK Buyer, and HK Buyer shall purchase and acquire from Sellers all right, title and interest in and to the Transferred Assets physically located in Hong Kong that are not Intangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(e)Sellers shall sell, convey, transfer, assign and deliver to China Buyer, and China Buyer shall purchase and acquire from Sellers all right, title and interest in and to the Transferred Assets physically located in the People’s Republic of China that are not Intangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(f)Sellers shall cause Mad Catz Co., Ltd. (“Mad Catz Japan”) to sell, convey, transfer, assign and deliver to Logicool Co. Ltd. all right, title and interest in and to the Transferred Assets located in Japan that are not Intangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Transferred Assets unless Buyers expressly assume that Liability pursuant to Section 2.3 of this Agreement.

Section 2.2Excluded Assets.  Notwithstanding anything in Section 2.1 or elsewhere in this Agreement to the contrary, from and after the Closing, Sellers shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyers hereunder, and the Transferred Assets shall not include, any assets of Sellers that are not Transferred Assets or that are not Related to the Business (collectively, the “Excluded Assets”), including the following:

(a)all cash and cash equivalents, bank accounts and securities of Sellers;

(b)all minute books, stock records and corporate seals of Sellers;

(c)financial and Tax records of Sellers relating exclusively or primarily to matters other than the Business or the Transferred Assets;

(d)the shares of capital stock of any Seller or any Affiliate of any Seller held in treasury;

(e)all Intellectual Property Rights other than the Transferred Intellectual Property;

(f)all Accounts Receivable;

(g)all Contracts that are not Transferred Assets;

(h)all insurance benefits;

(i)all interests in any real property leased or subleased by any Seller;

(j)all rights of Sellers under this Agreement, the Ancillary Agreements and the Escrow Agreement;

(k)all Benefit Plans and all assets thereof; and

(l)all real property leases, and all buildings, structures, fixtures and other improvements situated thereon.

Section 2.3Assumption of Liabilities.  On the terms and subject to the conditions set forth herein, at the Closing, but effective as of the Effective Time, Buyers shall assume and agree to discharge or perform when due all the Assumed Liabilities. Buyers will not assume or have any responsibility with respect to any Liability that is not an Assumed Liability, including any Liability relating to the Business, the Transferred Assets or the Transferred Employees that exists, or arises out of the operation or ownership of the Transferred Assets or the Business or the employment of the Transferred Employees, on or prior to the Closing, or that relates to any actual or alleged performance (or failure to perform) under, or breach or alleged breach of, any Transferred Contracts that began at or any time prior to the Closing.

Section 2.4Excluded Liabilities.  Sellers and their Affiliates shall retain and be responsible for all Excluded Liabilities.

Section 2.5Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, Buyers shall pay to Sellers an aggregate of $13,000,000 (the “Purchase Price”), to be paid to Sellers in accordance with this Section 2.5 as follows, subject to adjustment as set forth in this Agreement (including pursuant to this Section 2.5 and Section 2.6, and Article VI):

(a)Closing Date Payments. At the Closing, in addition to the assumption of the Assumed Liabilities:

(i)Swiss Buyer, on behalf of and for the benefit of each Buyer in proportion to the value of the Transferred Assets received and Assumed Liabilities assumed by each such Buyer relative to the value of the Transferred Assets received and the Assumed Liabilities assumed by all Buyers, shall pay to HK Seller, for the benefit of each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers, an amount in cash equal to $11,000,000 (the “Closing Date Cash Payment”);

(ii)Swiss Buyer, on behalf of and for the benefit of each Buyer in proportion to the value of the Transferred Assets received and Assumed Liabilities assumed by each such Buyer relative to the value of the Transferred Assets received and the Assumed Liabilities assumed by all Buyers, shall pay to Escrow Agent an amount in cash equal to the Tooling Escrow Amount, which shall be managed and paid out by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement; and

(iii)Swiss Buyer, on behalf of and for the benefit of each Buyer in proportion to the value of the Transferred Assets received and Assumed Liabilities assumed by each such Buyer relative to the value of the Transferred Assets received and the Assumed

Liabilities assumed by all Buyers, shall pay to Escrow Agent an amount in cash equal to the Escrow Amount, which shall be managed and paid out by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.6Post-Closing Purchase Price Adjustment.

(a)As soon as practicable but in no event more than ninety (90) days following the Closing, Swiss Buyer shall prepare, or cause to be prepared, and deliver to Parent the Closing Date Inventory Statement, which shall set forth the Closing Date Inventory Value determined after a physical examination and/or count of the Inventory and the calculation thereof.

(b)Subject to Section 2.6(c), the Purchase Price shall be increased or reduced, as the case may be, (the “Purchase Price Adjustment Amount”) by (i) the Closing Date Inventory Value minus (ii) the Estimated Closing Date Inventory Value, expressed as a positive, if positive, or as a negative, if negative. If the Purchase Price Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Purchase Price Adjustment Amount and Buyers shall promptly (and in any event within five (5) Business Days) after the final determination thereof pay to Sellers the Purchase Price Adjustment Amount in U.S. Dollars by wire transfer of immediately available funds to one or more accounts designated by Sellers. If the Purchase Price Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the Purchase Price Adjustment Amount and Sellers shall promptly (and in any event within five (5) Business Days) after the final determination thereof pay to Buyers the Purchase Price Adjustment Amount in U.S. Dollars by wire transfer of immediately available funds to one or more accounts designated by Buyers.  In the event that Sellers fail to pay the Purchase Price Adjustment Amount to Buyers within such five (5) Business Day period, Buyers may elect, in their sole discretion, to satisfy Sellers’ obligations from the Escrow Account. Any adjustment to the Purchase Price shall be allocated among the Sellers based on the change in the Transferred Assets transferred by each such Seller.

(c)If the amount that would otherwise constitute a Purchase Price Adjustment Amount is equal to or less than $25,000, no adjustment to the Purchase Price shall be made and no Purchase Price Adjustment Amount shall be payable.

Section 2.7Closing.  The Closing shall take place at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, California at 10:00 AM Pacific time, on the date hereof, but effective as of the Effective Time, or at such other time and place as the parties hereto may mutually agree upon in writing. The date on which the Closing occurs is called the “Closing Date.”

Section 2.8Allocation of Purchase Price.  As soon as practicable but in no event more than one hundred twenty (120) days following the Closing, Swiss Buyer shall prepare, or cause to be prepared, and deliver to Parent an allocation (the “Allocation”) of the Purchase Price among the Transferred Assets for Tax purposes. If Parent notifies Swiss Buyer in writing that Parent objects to one or more items reflected in the Allocation, Parent and Swiss Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Parent and Swiss Buyer are unable to resolve any dispute with respect to the Allocation within one hundred eighty (180) days following the Closing Date, such dispute shall be resolved by the Accounting Firm. The fees and expenses of such Accounting Firm shall be shared equally by Parent and Swiss Buyer. Notwithstanding anything to the contrary in this Agreement or otherwise, including the immediately preceding sentence of this Section 2.8, neither Swiss Buyer nor any of its Affiliates shall have any Liability to any Sellers or any of their Affiliates related in any way to the Allocation, including with respect to the methods for determining the Allocation.  Each Seller and each Buyer agrees to report the transactions contemplated by this Agreement for all Tax purposes in a manner consistent with the Allocation (except to the extent otherwise required by Law).  Each of Parent and Swiss Buyer shall promptly notify the other, and will provide the other with reasonably requested cooperation, at the requesting party’s expense, in the event of an examination, audit, or other proceeding regarding any of the allocations set forth in the Allocation.

Section 2.9Deliveries by Buyers.  At the Closing, Buyers shall deliver to Sellers the following:

(a)the Closing Date Cash Payment in immediately available funds by wire transfer to the account which has been designated by Sellers at least three (3) Business Days prior to the Closing Date;

(b)such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Buyers’ assumption of the Assumed Liabilities and the effective assignment of any Contracts or other Transferred Assets;

(c)duly executed counterparts of each of the Ancillary Agreements;

(d)evidence of the obtaining of or the filing with respect to, the Buyer Required Approvals; and

(e)such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement.

Section 2.10Deliveries by Sellers.  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyers the following:

(a)the Transferred Assets;

(b)bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyers, transferring the Tangible Personal Property included in the Transferred Assets to Buyers;

(c)assignments, in form and substance reasonably acceptable to Buyers and, if applicable, as required by any Governmental Entity with which Sellers’ or any of their respective Affiliates’ rights to any Transferred Intellectual Property have been filed, assigning to Buyers the Transferred Intellectual Property;

(d)assignment and assumption agreements, in form and substance reasonably acceptable to Buyers and Sellers, assigning to Buyers all rights of Sellers and their respective Affiliates in and to all of the Transferred Contracts, exclusive of any Excluded Liabilities;

(e)duly executed counterparts of each of the Ancillary Agreements;

(f)duly executed counterparts of each of the Employment Agreements by the Transferred Employees, which shall include each of the Key Employees;

(g)the Estimated Closing Date Inventory Statement;

(h)the Business Data; provided, however, that Sellers may request to retain certain Business Data to the extent that the delivery thereof would create an unreasonable burden on Sellers; provided, further, that any such retention by Sellers shall not affect Buyers’ ownership of any such Business Data; provided, further; that if, following any such retention by Sellers, Buyers request in writing that Sellers deliver all or any portion of such Business Data, Sellers shall permit Buyers or its representatives reasonable access to Sellers’ facilities and records to retrieve such Business Data, or, if Sellers not to permit such access, or otherwise prohibit or materially interfere with Buyers’ ability to access or retrieve such Business Data, Sellers shall deliver such Business Data to Buyers at Sellers’ sole cost and expense within thirty (30) days;

(i)evidence of the obtaining of or the filing with respect to, the Seller Required Approvals;

(j)(i) a certificate of a duly authorized officer of Parent, in form and substance reasonably acceptable to Buyers, dated as of the Closing Date, that (1) the Transferred Assets do not constitute all or substantially all of the assets of Parent, and that the Transferred Assets held by any particular Seller do not constitute all or substantially all of the assets of such Seller and (2) the approval or affirmative vote or other consent by the shareholders of Parent is not required for the consummation of the transfer of the Transferred Assets to Buyers by Sellers and (ii) a certificate of a duly authorized officer of each Seller, other than Parent, in form and substance reasonably acceptable to Buyers, dated as of the Closing Date, that (1) the Transferred Assets held by such Seller do not constitute all or substantially all of the assets of such Seller and (2) the approval or affirmative vote or other consent by the shareholder of such Seller has been received or is not required, as applicable, for the consummation of the transfer of the Transferred Assets owned by such Seller to Buyers;

(k)a certificate of a duly authorized officer of each of UK Seller, US Seller, HK Seller or China Seller, in form and substance reasonably acceptable to Buyers, dated as of the Closing Date, that such Seller is not now insolvent and such Seller will not be rendered insolvent by any of the transactions contemplated hereby, nor has such Seller received any claim or allegation from any Person that such Seller is insolvent, in each case as the term “insolvent” is used in this Agreement;

(l)a certificate of a duly authorized officer of each Seller, in form and substance reasonably acceptable to Buyers, dated as of the Closing Date, that (i) the Purchase Price received by such Seller constitutes reasonably equivalent value and fair consideration for the Transferred Assets held by such Seller, as those terms are used under any fraudulent conveyance

Laws or Laws of similar application, (ii) the proportion of the Purchase Price received or to be received by such Seller is in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers, (iii) this Agreement is an arm’s length sale transaction, (iv) such Seller is not entering into this Agreement with the intent to hinder, defraud or delay any of its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect, (v) the transactions contemplated by this Agreement will not constitute a fraudulent transfer or fraudulent conveyance or any act with similar consequences or potential consequences under any applicable fraudulent conveyance Laws, or otherwise give rise to any right of any creditor of such Seller whatsoever to lodge any claim against any of the Transferred Assets held by such Seller in the hands of Buyers or any of their Affiliates, or any other Person, after the Closing, to avoid the transactions contemplated hereunder or to lodge any claim against Buyers or any of their officers, directors, employees or other Affiliates, and (vi) such Seller has no current plans to file or prosecute a petition for relief under any applicable bankruptcy or similar Laws;

(m)evidence reasonably satisfactory to Buyers that the Fairness Opinion has been issued and delivered to Parent; and

(n)such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, if it is determined before, at, or after the Closing that any Affiliate of any Seller owns or possesses any Transferred Assets (or any assets or properties that would constitute Transferred Assets if such Affiliate of any such Seller were deemed to be a Seller under this Agreement (such assets and properties, the “Affiliate Transferred Assets”), then such Seller shall hold such assets in trust for the sole and exclusive benefit of Buyers and shall promptly cause such Affiliate of such Seller to transfer, assign, convey and deliver to Buyers such Affiliate Transferred Assets in accordance with the terms and conditions of this Agreement; provided, however, that Buyers shall not be obligated to pay any amounts to Sellers or any of their Affiliates in consideration for the transfer of such Affiliate Transferred Assets to Buyers other than those amounts that Buyers are obligated to pay to Sellers pursuant to this Agreement.

Section 2.11Nonassessability of Assets.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyers of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Applicable Law or would require any Authorizations that shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset. In the event that the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the parties shall use their Best Efforts, and cooperate with each other, to obtain promptly such Authorizations; provided, however, that neither Buyers nor any of their respective Affiliates shall be required to pay any consideration therefor other than filing, recordation or similar fees which shall be paid by Buyers. Pending such Authorization, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyers the benefits of use of such asset and to Sellers the benefits that they would have obtained had the asset been conveyed to Buyers at the Closing. Once Authorization for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Sellers shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such asset to Buyers at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Buyers within ninety (90) days following the Closing pursuant to this Section 2.11, then Buyers and Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyers of the obligations thereunder. Sellers shall hold in trust for the sole and exclusive benefit of Buyers and pay to Buyers promptly upon receipt thereof, all income, proceeds and other monies received by Sellers or any of their Affiliates in connection with its use of any asset (net of any Taxes and any other costs imposed upon Sellers or any of their Affiliates) in connection with the arrangements under this Section 2.11.

Section 2.12Affiliate Acquisitions.  Notwithstanding anything to the contrary contained in this Agreement, any Buyer may elect to have any or all of the Transferred Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates; provided, however, that such conveyance or transfer shall not relieve Buyers or any such Buyer of its obligations and Liabilities to Sellers or any such Seller hereunder.

Section 2.13Withholding.  Buyers or their agents shall be entitled to deduct and withhold from the consideration otherwise deliverable or payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Parent and Swiss Buyer shall work in good faith to minimize the amount of withholding required as a result of amounts payable pursuant to this Agreement.

Section 2.14Escrow.

(a)At the Closing, Swiss Buyer will pay the Escrow Amount, by wire transfer of immediately available funds, to the Escrow Account with the Escrow Agent pursuant to the Escrow Agreement.  Subject to Section 2.14(b), the Escrow Amount plus all earnings thereon (the “Escrow Funds”) will be available to satisfy any indemnification claims made by a Buyer Indemnified Party during the Escrow Period and any unclaimed amounts shall be released and distributed to US Seller (for the benefit of each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers) after the expiration of the Escrow Period.

(b)If any Buyer or any Buyer Indemnified Party (acting in good faith) has submitted to an Indemnifying Party a notice for indemnification under Article VI of this

Agreement on or prior to the end of the Escrow Period, then Buyers’ right to recourse against such portion of the Escrow Funds as is equal to the sum of all amounts set forth in such notices that remain unresolved or that have been resolved but have not yet been paid to Buyers shall survive after the expiration of the Escrow Period until such time as such claim is fully and finally resolved and any applicable funds have been distributed to the Buyer Indemnified Parties, at which time the remaining balance thereof shall be released and distributed to US Seller (for the benefit of each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers).  Any amount due to a Buyer Indemnified Party pursuant to Article VI hereof shall be paid by the Escrow Agent from the Escrow Funds in accordance with Section 6.7 hereof and the Escrow Agreement; provided, that nothing in this Section 2.14 shall limit or expand the rights of any Buyer Indemnified Party under Article VI hereof.  With respect to matters relating to disbursements from the Escrow Funds, Swiss Buyer and US Seller each agrees to execute joint written instructions to the Escrow Agent in a manner consistent with the terms and conditions of this Agreement.

(c)At the Closing, Swiss Buyer will pay the Tooling Escrow Amount, by wire transfer of immediately available funds, to the Tooling Escrow Account with the Escrow Agent pursuant to the Escrow Agreement.  Subject to Section 2.14(d), the Tooling Escrow Amount plus all earnings thereon (the “Tooling Escrow Funds”) will be available to satisfy any indemnification claims made by a Buyer Indemnified Party during the Tooling Escrow Period and any unclaimed amounts shall be released and distributed to US Seller (for the benefit of each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers) after the expiration of the Tooling Escrow Period.

(d)If Buyers or any Buyer Indemnified Party (acting in good faith) has submitted to an Indemnifying Party a notice for indemnification pursuant to Section 6.2(g) of this Agreement on or prior to the end of the Tooling Escrow Period, then Buyers’ right to recourse against such portion of the Tooling Escrow Funds as is equal to the sum of all amounts set forth in such notices that remain unresolved or that have been resolved but have not yet been paid to Buyers shall survive after the expiration of the Tooling Escrow Period until such time as such claim is fully and finally resolved and any applicable funds have been distributed to the Buyer Indemnified Parties, at which time the remaining balance thereof shall be released and distributed to HK Seller (on behalf of the Sellers).  Any amount due to a Buyer Indemnified Party pursuant to any claims for indemnification pursuant to Section 6.2(g) hereof shall be paid by the Escrow Agent from the Tooling Escrow Funds in accordance with Section 6.7 hereof and the Escrow Agreement; provided, that nothing in this Section 2.14 shall limit or expand the rights of any Buyer Indemnified Party under Article VI hereof.  With respect to matters relating to disbursements from the Tooling Escrow Funds, Swiss Buyer, Parent and each Seller each agrees to execute joint written instructions to the Escrow Agent in a manner consistent with the terms and conditions of this Agreement.

(e)US Seller agrees that immediately after the disbursement to US Seller of any amounts held in the Escrow Account or the Tooling Escrow Account, but in any event by no later than the Business Day following any such disbursement to US Seller, US Seller shall distribute any such amount disbursed to each other Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers. For the avoidance of doubt, each Buyer and each Seller agrees and acknowledges that disbursements may be made to Swiss Buyer in accordance with the provisions of this Agreement and the Escrow Agreement from the Escrow Account or the Tooling Escrow Account at any time and from time prior to the end of the Escrow Period or the Tooling Escrow Period, as applicable.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding section and/or schedule of the disclosure schedules delivered by Sellers to Buyers at the execution and delivery of this Agreement (the “Disclosure Schedules”) (which shall be arranged in sections and/or schedules specifically corresponding to the sections and/or schedules contained in this Article III and the disclosure in any section and/or schedule of the Disclosure Schedules shall qualify only the representations and warranties contained in (i) the corresponding section and/or schedule of this Article III, and (ii) any other sections and/or schedules of this Article III that are explicitly cross-referenced in such section and/or schedule of the Disclosure Schedules), each Seller represents and warrants to Buyers as of the date hereof that each of the following statements is true, correct, and complete:

Section 3.1Organization and Qualification.  Each Seller is duly organized and validly existing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate the assets it purports to own or use, to carry on its business as currently conducted, including the Business, and to perform all its obligations under the Contracts to which it is a party.  Each Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2Corporate Authorization.  Each Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Ancillary Agreements to which it is a party.

Section 3.3Consents and Approvals.  No Authorization, notice or filing is required to be obtained by any Seller or any of its Affiliates from, or to be given by any Sellers or any of their Affiliates to, or made by any Sellers or any of their Affiliates with, any Government Entity or Seller-Regulatory Organization or other Person in connection with the execution, delivery and performance by any Seller or any of its Affiliates of this Agreement and the Ancillary Agreements to which it is a party, including in order to avoid any penalties or payments or other adverse consequences.

Section 3.4Non-Contravention.  The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby by Sellers and their Affiliates, do not and will not (i) with respect to each Seller and its Affiliates, violate any provision of the Governing Documents of such Sellers or their Affiliates, or any resolution adopted by the board of directors or the shareholders of any such Seller or its Affiliates, (ii) contravene, conflict with, or result in the violation or breach of or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of any Sellers or their Affiliates under, or result in a loss of any benefit to which any Seller or any of its Affiliates is entitled under, any Contract, or result in the imposition or creation of any Encumbrance, except for Permitted Encumbrances, upon or with respect to any of the Transferred Assets, (iii) violate or result in a breach or constitute a default under any Applicable Law to which any Seller or any of its Affiliates is subject, or under any Governmental Authorization held by any Seller or any of its Affiliates or related to the Business, (iv) result in any shareholder of any Seller or any of its Affiliates having the right to exercise dissenters’ appraisal rights, or (v) give any Government Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise or obtain any relief under any Law to which any Seller or any of its Affiliates or the Transferred Assets is subject other than, in the case of clause (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not have a Material Adverse Effect.

Section 3.5Binding Effect.  This Agreement, when executed and delivered by Buyers, and each of the Ancillary Agreements, when executed and delivered by Buyers and the other parties thereto, constitute a valid and legally binding obligation of each Seller party to such agreements, enforceable against each Seller in accordance with their respective terms.

Section 3.6Financial Reports.  Set forth on Schedule 3.6 of the Disclosure Schedules is a copy of the unaudited Financial Reports for the Business, excluding the Excluded Assets and the Excluded Liabilities, for the fiscal years ended March 31, 2015 and 2016 (the “Annual Financial Reports”) and a copy of the unaudited Financial Reports for the Business excluding the Excluded Assets and the Excluded Liabilities for the three (3) months ended June 30, 2016 (the “Interim Financial Reports” and, together with the Annual Financial Reports, the “Historical Financial Reports”), which were prepared by Sellers. Except as specifically noted therein, the Historical Financial Reports have been prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial information reported therein. The Historical Financial Reports have been prepared from, and are in accordance with, the accounting records of Parent and Sellers.

Section 3.7Litigation and Claims.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending, or to the Knowledge of Sellers threatened, by, against or otherwise relating to Sellers or any of their Affiliates in connection with the Transferred Assets, the Assumed Liabilities, the Business or the transactions contemplated hereby. Neither the Business nor any of the Transferred Assets is subject to any Order that, individually or in the aggregate, would impair or delay the ability of Sellers or their Affiliates to effect the Closing.

Section 3.8Taxes.  (a) All Tax Returns with respect to the Business that are required to be filed on or before the date of this Agreement have been duly filed and all Taxes of Sellers that are due and owing (whether or not reflected on such Tax Returns) have been duly and timely paid, and all such Tax Returns are true, correct and complete in all material respects, (b) each Seller has (i) timely and properly withheld all Taxes that required to have been withheld from payments to its employees, agents, contractors, nonresidents, or other third parties, and (ii) timely and properly withheld all sales, use, ad valorem, and value added Taxes, and (iii) timely paid to the appropriate authorities or set aside in an account for such purpose proper and accurate amounts of such withholding taxes for all periods through the date of this Agreement in material compliance with all Tax withholding provisions (including income, government pension plan and employment Tax withholding for all types of compensation), (c) there is no lien for Taxes upon any of the Transferred Assets nor, to the Knowledge of Sellers, is any taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Sellers in good faith by appropriate action, and (d) to the Knowledge of Sellers, no issues that have been raised by the relevant taxing authority in connection with any examination of the Tax Returns referred to in paragraph (a) hereof are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full.

Section 3.9Employee Benefits.

(a)All Benefit Plans covering Employees have been established, registered, qualified, invested and administered in accordance with all Applicable Laws, the governing provisions of the relevant Benefit Plan and all understandings between Sellers and the Employees. No actions, suit, claims, litigation or disputes are pending, or to Sellers’ Knowledge threatened, with respect to any Benefit Plan that would be material to the Business, and no audits, inquiries, reviews, proceedings or, to Sellers’ Knowledge, investigations, involving any Benefit Plan are pending before any Governmental Entity. To Sellers’ Knowledge, no event has occurred that would subject any party to the imposition of any penalty with respect to the administration of any Benefit Plan so far as it relates to Employees.

(b)All contributions or premiums required to be made or paid to the Benefit Plans have been made or paid in a timely fashion in accordance with the terms of the Benefit Plans and Applicable Laws. All employee contributions to the Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into the Benefit Plans and appropriate consents have been obtained from employees for such deductions.  With respect to each Benefit Plan, the benefits to be provided under such plan or in respect of Transferred Employees which have accrued in accordance with Applicable Law on or prior to the Closing Date have been paid and/or properly reflected on the books and records and other financial reports of Seller.  No funds have been withdrawn by Sellers or any of their Affiliates from any Benefit Plans and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or exigible under any of the Benefit Plans.

(c)The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Employees concerning each Benefit Plan, together with all written communications of a general nature provided to such employees, accurately and fairly describe the benefits provided under each Benefit Plan referred to therein.

(d)There has been no amendment to, or announcement by Sellers in respect of the Employees relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.

(e)Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) entitle any Employees to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or finding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans to any Employees, (iii) limit or restrict the right of Sellers or any of their Affiliates in respect of the Employees to merge, amend or terminate any of the Benefit Plans, or (iv) cause Sellers or any of their Affiliates in respect of the Employees to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

(f)Neither Sellers nor any of their Affiliates have any obligations for retiree health and life benefits under any Benefit Plan covering Employees.

(g)With respect to each Employee, Schedule 3.9(g) of the Disclosure Schedules lists, to the extent such information is permitted to be disclosed under Applicable Law: (i) each such person’s name, employer and title or job/position; (ii) each such person’s job designation (i.e., salaried or hourly); (iii) each such person’s location of employment; (iv) each such person’s employment status (i.e., actively employed or not actively at work (due to, e.g., illness, short-term disability, sick leave, authorized leave or absence, etc.) and, if not actively at work, the reason for the absence and the expected return to work date); (v) each such person’s annual base rate of compensation, target level of fiscal year 2017 bonus amounts, if any, and bonuses received in fiscal year 2016, if any; (vi) each such person’s annual amount of vacation and the amount of each such person’s accrued and unused vacation and the Liability for pay related to such accrued and unused vacation; (vii) if applicable, any material, individual specific provisions relating to such person’s employment (e.g., non-compete agreement, golden parachute, etc.); and (viii) each such person’s service or hire date.

(h)No amendments have been made to any Benefit Plan and no improvements to any Benefit Plan have been promised and no amendments or improvements to any Benefit Plan will be made or promised by Sellers or any of their Affiliates, prior to the Closing Date.

(i)None of the Benefit Plans is a multi-employer pension plan as defined under the provisions of Applicable Laws.

(j)No Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending or, to the Knowledge of Seller, threatened or anticipated investigation, examination or other proceeding, action or claim initiated by any Government Entity, by or on behalf of any of the Benefit Plans, by any Employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan or by any other party (other than routine claims for benefits).

(k)No employee of any Seller spends fifty percent (50%) or more of their time working on matters connected to the Business and, other than the Employees, there are no individuals who provide material services to the Business.

Section 3.10Compliance with Laws.  (a) The Business has been for the period beginning January 1, 2013, and currently is being, conducted in material compliance with all Laws that are or were during such period applicable to Sellers or the conduct or operations of the Business or the ownership or use of any of the Transferred Assets or the Assumed Liabilities (“Applicable Law”), (b) neither Sellers nor any of their Affiliates have received any written notice alleging any violation under any Applicable Law, and (c) the Business has all Governmental Authorizations held by Sellers or any of their Affiliates or related to the Business necessary for the conduct of the Business as currently conducted and all such Governmental Authorizations are valid and in full force and effect; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation of warranty set forth herein.

Section 3.11Environmental Matters.

(a)The operations of the Business have been in material compliance with all applicable Environmental Laws and there are no Liabilities related to the violation or alleged violation of any Environmental Law with respect to the Business or the Transferred Assets; and

(b)neither Sellers nor any of their Affiliates (nor, to Sellers’ Knowledge, any predecessor in interest) has received from any Person any written notice, demand, claim, letter or request for information, relating to any violation or alleged violation of any Environmental Law with respect to the Business or the Transferred Assets.

Section 3.12Intellectual Property.

(a)Schedule 3.12(a) of the Disclosure Schedules sets forth a true and complete list of all Seller Products, including for any Seller Products that are software, the most current version and release number.

(b)Schedule 3.12(b) of the Disclosure Schedules sets forth a true and complete list of:  (i) all Intellectual Property Registrations that are owned by Sellers or any of their Affiliates Related to the Business (the “Scheduled Intellectual Property”), including for each item of Scheduled Intellectual Property, (a) the title or name, (b) the jurisdiction of application, registration, or issuance, (c) the recorded owner(s), (d) the application date, (e) the application number, (f) the registration or issuance date, (g) the registration or issuance number, and (h) any actions that must be taken within 180 days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Scheduled Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(c)The Transferred Intellectual Property, the Intellectual Property Rights licensed to Sellers or their Affiliates under the Transferred Contracts, and the Intellectual Property Rights licensed under the Buyer License constitute all Intellectual Property Rights Related to the Business and, immediately after the Closing, necessary for the Buyer to conduct and operate the

Business as now being conducted by Sellers and their Affiliates and, in all material respects, as contemplated to be conducted by Sellers pursuant to the Product Roadmap. Sellers exclusively own all the Transferred Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances.  No person other than Sellers has ownership rights or license rights granted by Sellers or their Affiliates to improvements made by or for Sellers or their Affiliates in any Seller Product. Neither Sellers nor their Affiliates have (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Transferred Intellectual Property, to any other Person, or (ii) permitted Sellers or their Affiliates’ rights in any Transferred Intellectual Property to lapse or enter the public domain.

(d)The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding Order, judgment, decree or agreement adversely affecting Sellers or their Affiliates’ use thereof or rights thereto. Sellers have the right to use pursuant to a written license, sublicense, agreement or permission, the Intellectual Property Rights Related to the Business and not owned by Sellers as such Intellectual Property Rights are currently used in the Business and as contemplated to be used by Sellers pursuant to the Product Roadmap.

(e)Immediately after the Closing, Buyers will own all Transferred Intellectual Property and, subject to any restrictions or limitations applicable to Buyers, have the right to use all of Intellectual Property Rights licensed under the Transferred Contracts and the Buyer Licenses, on the same terms and conditions in effect immediately prior to the Closing.  Immediately after the Closing, all Transferred Intellectual Property will be fully transferable, alienable, or licensable by Buyers without restriction and without payment of any kind to any Person, except to the extent any restriction or payment obligation arises from an agreement other than a Transferred Contract or the Buyer License.

(f)The conduct of the Business as currently conducted, including the design, development, manufacture, use, import, sale, licensing, or other exploitation of Seller Products and the products contemplated by the Product Roadmap, does not infringe upon, violate, or misappropriate the Intellectual Property Rights of any other Person. Neither Sellers nor their Affiliates have received any written notices from any third party alleging such infringement, violation, or misappropriation. To the Knowledge of Sellers, no such infringement, violation, or misappropriation claim is pending or threatened against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Sellers or their Affiliates with respect to such claim or proceeding. To the Knowledge of Sellers, none of the Transferred Intellectual Property is being infringed upon, misappropriated, or violated by any other Person.

(g)Schedule 3.12(g)(i) of the Disclosure Schedules contains a true and accurate list of all Inbound IP Contracts (except for (a) Contracts with employees and contractors of a Seller or its Affiliates on the standard employee or contractor form of such Seller or its Affiliates and (b) licenses of commercial off-the-shelf software (including software available as a service) available for less than $25,000 each) related to the Business.  Schedule 3.12(g)(ii) of the Disclosure Schedules contains a true and accurate list of all Outbound IP Contracts related to the Business.  (a) Each IP Contract is, and will continue to be immediately following the Closing, in full force and effect in accordance with its terms, (b) no default or breach by Sellers or their Affiliates, or, to the Knowledge of Sellers, by any other party thereto, exists under, and there has been no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would give rise or constitute a breach or default by Sellers or any of their Affiliates under, any IP Contract, (c) the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, effect or give rise to any license under, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of Sellers or any of their Affiliates under, or a loss of any benefit to which Sellers or any of their Affiliates is entitled under, or the imposition of any obligation under (including any non-compete or restriction on the scope of the operation of a business), result in any Person being granted rights or access to, or the placement in or release from escrow, of any software source code or other Technology under, or Encumbrance on, any of the IP Contracts, and (d) no IP Contract contains any term that would become applicable or inapplicable or whose scope would materially change as a result of the consummation of the transactions contemplated hereby. To Sellers’ Knowledge, the Intellectual Property Rights Related to the Business that is the subject of a license or sublicense to Sellers or any of their Affiliates is valid, subsisting and enforceable and is not subject to any outstanding Order, judgment, decree or agreement materially adversely affecting Sellers or any of their Affiliates use thereof or rights thereto.

(h)There is no Proceeding, opposition, cancellation, objection or claim pending, asserted or, to Sellers’ Knowledge, threatened, concerning the ownership, validity, registrability, enforceability, infringement, use, or license right to use any Transferred Intellectual Property or Seller Product, nor, to Sellers’ Knowledge, is there any basis for the same.

(i)The Scheduled Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the US Patent and Trademark Office or such other filing offices, domestic or foreign, as are identified on Schedule 3.12(b) of the Disclosure Schedules and such registrations, filings, issuances and other actions remain in full force and effect, and are current and unexpired. Each Seller has properly executed and recorded all documents necessary to perfect its title to all Scheduled Intellectual Property, and has filed all documents and paid all taxes, fees, and other financial obligations required to maintain in force and effect all such items until the Closing.

(j)Sellers and their Affiliates have taken all reasonable measures to protect the secrecy and confidentiality of all material Trade Secrets Related to the Business, and to Sellers’ Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which, to Sellers’ Knowledge, have not been breached. To Sellers’ Knowledge, no Employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Sellers or their Affiliates in the furtherance of the Business that have not been assigned to Sellers. Sellers and their Affiliates have required each employee and contractor to execute a proprietary information/confidentiality agreement in Sellers or their Affiliates’ standard form as provided to Buyers and all current and former employees and contractors of Sellers and their Affiliates have executed such an agreement.

(k)Sellers and their Affiliates have required each current and former employee and contractor who created or delivered Technology included in the Transferred Assets to execute an invention assignment agreement assigning to a Seller (or its applicable Affiliate) all of such employee’s or contractor’s right, title, and interest in and to such Technology, including all

Intellectual Property Rights therein or thereto, in substantially the form set forth in Schedule 3.12(k) of the Disclosure Schedules, and all such current and former employees and contractors have executed such an agreement.

(l)No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Seller Product or Transferred Intellectual Property.  To the Knowledge of Sellers, no current or former employee, consultant or independent contractor of Sellers or their Affiliates, who was involved in, or who contributed to, the creation or development of any Seller Product or Transferred Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Sellers or their Affiliates Related to the Business.

(m)Schedule 3.12(m) of the Disclosure Schedules lists all licenses and disclosures of the source code of the Seller Products (“Seller Source Code”) granted or disclosed to any Person. No Seller Source Code has been delivered, licensed or made available to any escrow agent, or any other Person who is not, as of the date of this Agreement, an employee or consultant of Sellers or their Affiliates. Neither Sellers nor their Affiliates have any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Seller Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or is reasonably be expected to, result in the delivery, license, or disclosure of any Seller Source Code to any Person.

(n)All use and distribution of the Seller Products and any other Open Source Materials by or through Sellers or their Affiliates is in full compliance with all Open Source Licenses applicable thereto, including without limitation all copyright notice and attribution requirements, and all requirements to offer access to source code. Schedule 3.12(n) of the Disclosure Schedules lists all Open Source Materials (including release number, if any) used by Sellers or their Affiliates in any of the Seller Products (including any Open Source Materials incorporated into or integrated with Seller Products), or in development or testing thereof, and (1) the Open Source License (including version number, if any) governing such Open Source Materials; (2) the location on the Internet, if any, where the Open Source Materials are downloadable; (3) whether the Open Source Materials have been modified by or for Sellers or their Affiliates; (4) whether the Open Source Materials have been distributed by or for Sellers or their Affiliates; and (5) for any Copyleft Materials, how any Copyleft Materials are integrated with or interact with the applicable Seller Product or any portion thereof.  Neither Sellers nor their Affiliates have used Copyleft Materials in a manner that conditions the Copyleft License governing such Copyleft Materials on Sellers or their Affiliates:  (A) disclosing or distributing Seller Products in source code form; (B) licensing Seller Products for the purpose of making derivative works; (C) redistributing Seller Products at no charge in the case of software; or (D) allowing Seller Products or interfaces therefor to be reverse engineered, reverse assembled or disassembled.

(o)Neither Sellers nor their Affiliates are members of, and have not actively participated in, any organization, body or group that is engaged in or that has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights will be licensed.

Section 3.13Labor.

(a)No Seller or any of its Affiliates, (i) is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the Employees, or (ii) has entered into any other contract, commitment, agreement or arrangement with any labor union or employee association in respect of any Employees.

(b)Sellers and their Affiliates are in compliance in all material respects with all labor Laws applicable to the Business and the Employees, and are not engaged in any unfair labor practices.

(c)There is no pending or, to the Knowledge of Sellers, threatened, strike, walkout or other work stoppage or any union organizing effort by or in respect of any of the Employees, nor has there been any such activity in the last three (3) years.

(d)There are not now any independent contractors, consultants, agents, agency employees or “workers” (as such term is defined under the Laws of the United Kingdom) engaged or retained in the Business.

(e)As of the date hereof, there are no Employees, (a) receiving workers compensation or workplace safety and insurance benefits, (b) who have been absent from work continuously for a period in excess of one month, (c) on any leave of absence, including any pregnancy, parental or adoption leave, or (d) receiving disability benefits.

(f)There is no Proceeding pending, or to the Knowledge of Sellers, threatened or anticipated, nor are there any Orders or convictions currently registered or outstanding against or in respect of the Business under or in respect of any Employment Laws.

(g)Each Seller is in material compliance with all Employment Laws and is not liable for any material assessments, penalties or other sums for failing to comply with any Employment Laws.

Section 3.14Contracts.

(a)Schedule 3.14(a) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts that are Transferred Assets or Assumed Liabilities, including the IP Contracts (the “Transferred Contracts”). Sellers have made available to Buyers copies of all written Contracts and accurate written descriptions of all material terms of all oral Contracts.

(b)All Transferred Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Transferred Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Sellers or any of their Affiliates or, to the Knowledge of Sellers any other path thereto. There are no material disputes pending or threatened under any Contract included in the Transferred Assets.

(c)No Authorization, notice or filing is required to be obtained by any Sellers or any of their Affiliates from, or to be given by any Sellers or any of their Affiliates to, or made by any Sellers or any of their Affiliates with, any Person in connection with or in order to affect the transfer of the Transferred Contracts to Buyers at the Closing, including in order to avoid any penalties or payments or other adverse consequences pursuant to or with respect to such Transferred Contract.

(d)No Transferred Contracts include or contain any exclusivity, non-solicitation, standstill, “most favoured nation” or similar provisions in favor of any Person.

(e)There are no outstanding powers of attorney in favor of any Person relating to the Business that would affect any Transferred Asset.

Section 3.15Territorial Restrictions.  None of Sellers or any of their Affiliates is restricted by any agreement or understanding with any Person from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses, except for such restrictions that, individually or in the aggregate, would not be material to the Business or that would not apply to the Business or Buyer following the Closing.

Section 3.16Absence of Certain Changes and Events.  Since June 30, 2016, Sellers and their Affiliates have conducted the Business only in the Ordinary Course, and the Business has not experienced any event or condition, and to Sellers’ Knowledge no event or condition is threatened, that, individually or in the aggregate, has had, or will have upon the passage of time, a Material Adverse Effect.

Section 3.17Confidentiality.  Sellers and their Affiliates have taken all steps reasonably necessary to preserve the confidential nature of all material confidential information (including any Trade Secrets and other proprietary information) relating to the Business.

Section 3.18Transferred Assets; Condition and Sufficiency of Assets.

(a)The Transferred Assets, together with the rights granted to Buyers pursuant to the Ancillary Agreements, constitute all material assets, properties, interests and rights of Sellers and their Affiliates, whether tangible or intangible, real, personal or mixed, of every kind and description wherever located and of any nature whatsoever, necessary to conduct the Business as currently conducted by Sellers and as contemplated to be conducted by Sellers pursuant to the Product Roadmap.  The Transferred Assets, together with the rights granted to Buyers pursuant to the Ancillary Agreements, are sufficient for the conduct of Business immediately following the Closing as currently conducted by Sellers and as contemplated to be conducted by Sellers pursuant to the Product Roadmap.  No Affiliate of any Seller has title to any Transferred Asset, or any other material asset, used in or necessary to carry on any portion of the Business as currently conducted by Sellers and their Affiliates or as contemplated to be conducted by Sellers and their Affiliates pursuant to the Product Roadmap.

(b)The Transferred Assets do not constitute all or substantially all of the assets of Parent, and the Transferred Assets held by any particular Seller do not constitute all or substantially all of the assets of such Seller.

(c)Appendix 1.1(e) contains a true, complete and correct list of all Transferred Assets, the Seller that owns or holds each such Transferred Asset, and the location of each such Transferred Asset. China Seller owns and holds all right, title and interest in and to all Tooling, and no Seller other than China Seller, and no Affiliate of any Seller, owns or holds any right, title or interest in and to any Tooling.

(d)Each of the items of Tangible Personal Property included in the Transferred Assets, including the Tooling, is structurally sound, is in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the items of Tangible Personal Property included in the Transferred Assets, including the Tooling, has suffered any material damage which has not heretofore been repaired and restored in all material respects. None of the Key Tooling is in need of maintenance or repairs, or, assuming (i) the use and product volumes after the Closing are reasonably consistent with Sellers’ use and product  volumes prior to the Closing and (ii) Buyers’ performance in all material respects of routine maintenance following the receipt and validation by Buyers of such Tooling, will be in need of maintenance or repairs within the one (1) year period following the Closing, or, if the use and product volumes after the Closing exceed Sellers’  use and product volumes prior to the Closing, such shorter period of time in which the use and product volumes after the Closing are reasonably consistent with Sellers’ use and product volumes prior to the Closing, except for repairs and maintenance that are not material in nature or cost; it being understood that repairs and maintenance having an aggregate cost in excess of $50,000 shall be material.

(e)Mad Catz Japan does not hold any Transferred Assets, or any assets that would be Transferred Assets if owned directly by any Seller, other than Inventory that does not exceed $10,000. The total value of all Transferred Assets located in Japan that are not Intangible Transferred Assets does not exceed $10,000.

Section 3.19Title to Property.  Sellers have, and, at the Closing, Sellers will transfer to Buyers, good title to all Tangible Personal Property that is included in the Transferred Assets, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

Section 3.20Warranties/Product Liability.  (a) There is no notice, demand, claim, Proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, distributed, processed, sold or placed in the stream of commerce by the Business since January 1, 2013 or any services provided by the Business since January 1, 2013 (each, a “Seller Product”), or claim or lawsuit involving a Seller Product which is pending or, to Sellers’ Knowledge, threatened, by any Person, and (b) there has not been, nor is there under consideration by the Business, any Seller Product recall of a material nature conducted by or on behalf of the Business concerning any Seller Product. All Seller Products materially complied and materially comply with applicable Governmental Authorizations and Applicable Laws. There are not now nor have there been since January 1, 2013 any material defects or deficiencies in any Seller Products. Schedule 3.20 of the Disclosure Schedules sets forth a complete list of (i) Parent’s good faith estimate, prepared in accordance with GAAP, of all Assumed Liabilities set forth in clause (ii) of the definition of Assumed Liabilities that are current as of the Closing, which shall not exceed $400,000, and (ii) all such Liabilities for the 2015 and 2016 fiscal years of Sellers.

Section 3.21Books and Records.  The books of account and other financial records of Sellers Related to the Business, all of which have been made available to Buyers, are materially complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and Applicable Law, including the maintenance of an adequate system of internal controls.

Section 3.22Inventories.  Each item of Inventory, whether or not reflected on the Historical Financial Reports or the Estimated Closing Date Inventory Statement, (a) is free of any material defect or deficiency, (b) is in good and usable condition in the Ordinary Course of Business (acknowledging reasonable wear and tear incurred in the Ordinary Course of Business and subject, in the case of raw materials and work-in-process, to the completion of the production process) and (c) is properly reflected in the books and records of the Business, including the Historical Financial Reports and the Estimated Closing Date Inventory Statement, at the lesser of cost and net realisable value on a weighted average basis, with adequate obsolescence reserves, all as determined in accordance with GAAP. Since June 30, 2016, there have not been any write-downs of the value of, or establishment of any reserves against, any Inventory.

Section 3.23Solvency; Fraudulent Conveyance.

(a)None of UK Seller, US Seller, HK Seller or China Seller is now insolvent and none of UK Seller, US Seller, HK Seller or China Seller will be rendered insolvent by any of the transactions contemplated hereby, nor has any of UK Seller, US Seller, HK Seller or China Seller received any claim or allegation from any Person that any such Seller is insolvent.  As used in this Agreement, “insolvent” with respect to any Person, means that (i) the sum of the debts and other reasonably probable Liabilities of such Person exceeds the present fair value of such Person’s assets, including intercompany assets and liabilities; (ii) to the Knowledge of such Person, none of its creditors or any other third party intends initiate an insolvency proceeding under applicable Laws; (iii) such Person has filed, or has the current intention to file, any insolvency proceeding; or (iv) such Person has communicated, or has the intention to communicate, to the competent judicial authorities or courts the initiation of negotiations to reach an anticipated proposal for creditors agreement or a refinancing agreement, or has initiated, or has the intention to initiate, any such negotiations.

(b)Immediately after giving effect to the consummation of the transactions contemplated hereby no Seller is engaged in business or a transaction, or is about to engage in business or a transaction, for which any property remaining with such Seller is an unreasonably small capital (for purposes of this Agreement, unreasonably small capital shall mean capital with an inability to generate sufficient revenues or other funds to sustain operations).

(c)The consideration paid by Buyers hereunder constitutes reasonably equivalent value and fair consideration for the Transferred Assets, as those terms are used under any fraudulent conveyance Laws or Laws of similar application, both with respect to each Seller individually and with respect to all Sellers considered as a whole.  The proportion of the Purchase Price received or to be received by each Seller is in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers.  This Agreement is an arm’s length sale transaction.  No Seller is entering into this Agreement with the intent to hinder, defraud or delay any of its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.  The transactions contemplated by this Agreement will not constitute a fraudulent transfer or fraudulent conveyance or any act with similar consequences or potential consequences under any applicable fraudulent conveyance Laws, or otherwise give rise to any right of any creditor of any Seller whatsoever to lodge any claim against any of the Transferred Assets in the hands of Buyers or any of their Affiliates, or any other Person, after the Closing, to avoid the transactions contemplated hereunder or to lodge any claim against Buyers or any of their officers, directors, employees or other Affiliates.  Each Seller will use the proceeds received by such Seller to fund its own operations and to pay its own valid obligations, and not to fund the operations or to pay the obligations of any other Person.  No Seller has any current plans to file or prosecute a petition for relief under any applicable bankruptcy or similar Laws.

(d)The Fairness Opinion has been delivered to Parent prior to the Closing, and the Fairness Opinion includes the opinion of SSR that, subject to the limitations set forth in the opinion, the Purchase Price to be received by Sellers pursuant to this Agreement is fair, from a financial point of view, to Sellers and Parent, considered as a whole.

Section 3.24Relationships With Related Persons.  No Seller nor any Related Person of any of them has, or since January 1, 2013, has had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or relating to the Business.  No Seller nor any Related Person of any of them owns, or since January 1, 2013, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Business, each of which has been conducted in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Business with respect to any line of the products or services Related to the Business (a “Seller Competitor”) in any market presently served by the Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Seller Competitor that is publicly traded on any recognized exchange or in the over-the-counter market.  No Seller nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, the Business.

Section 3.25Foreign Corrupt Practices.  No Seller, nor to the Knowledge of Sellers, any of their respective directors, officers, employees, agents, distributors, Representatives or any other Person under the direction of any Seller, has (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), to the extent applicable, (ii) violated or is in violation of any Applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), or (iii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, corrupt rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any Applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction, including The Corruption of Foreign Public Official Act (1999), as amended and the Bribery Act 2010 (UK) (any such payment, a “Prohibited Payment”).  No Seller, nor to the Knowledge of Sellers, any of their respective directors, officers, employees, agents, Affiliates has been subject to any formal investigation by any Governmental Entity with regard to any Prohibited Payment.

Section 3.26Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission from any Seller in connection with the transactions contemplated hereby.

Section 3.27Full Disclosure.  No representation or warranty set forth in this Agreement, the Ancillary Agreements, the Disclosure Schedules and any other certificates or documents delivered pursuant to this Agreement or the Ancillary Agreements contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  No Seller has Knowledge of any fact that has specific application to the Business, the Assumed Liabilities or the Transferred Assets (other than general economic or industry conditions) and that may materially adversely affect the assets, Liabilities, business, prospects, financial condition or results of operations of the Business or the Assumed Liabilities or the Transferred Assets that has not been set forth in this Agreement or the Disclosure Schedules.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers represent and warrant to Sellers as of the date hereof that each of the following statements is true, correct, and complete:

Section 4.1Organization and Qualification.  Each Buyer is duly organized and validly existing under the laws of the jurisdiction of its formation. Each Buyer has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective business as currently conducted.

Section 4.2Corporate Authorization.  Each Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Buyer of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by such Buyer of this Agreement or any of the Ancillary Agreements to which it is a party.

Section 4.3Consents and Approvals.  No Authorization, notice or filing is required to be obtained by any Buyer from, or to be given by any Buyer to, or made by any Buyer with, any Government Entity or other Person in connection with the execution, delivery and performance by any Buyer of this Agreement and the Ancillary Agreements to which it is a party other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of any Buyer to effect the Closing or the ability of any Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 4.4Non-Contravention.  The execution, delivery and performance by each Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) with respect to each Buyer, violate any provision of the Governing Documents of such Buyer, or any resolution adopted by the board of directors or the shareholders of any such Buyer or (ii) assuming the receipt of all Governmental Authorizations held by each Buyer and the making of notices and filings required to be made or obtained by Sellers, violate or result in a breach of or constitute a default under any Law to which any Buyers are subject, other than, in the case of clause (ii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, impair or delay Buyers’ ability to perform their obligations hereunder.

Section 4.5Binding Effect.  This Agreement, when executed and delivered by Sellers, and each of the Ancillary Agreements to which it is a party, when executed and delivered by the Sellers parties thereto, will constitute a valid and legally binding obligation of each Buyer enforceable against it in accordance with its respective terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at Law).

Section 4.6Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyers or any Affiliate of Buyers who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated hereby.

Section 4.7Litigation and Claims.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Buyers, threatened against Buyers that, individually or in the aggregate, would impair or delay the ability of Buyers to effect the Closing. No Buyer is subject to any Order that, individually or in the aggregate, would impair or delay the ability of Buyers to effect the Closing.

Article V
COVENANTS

Section 5.1Tax Matters.

(a)Seller Liability for Taxes.  Sellers shall be liable for (i) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date and (ii) Losses directly or indirectly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date.

(b)Buyer Liability for Taxes.  Buyers shall be liable for (i) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date and (ii) Losses directly or indirectly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date.

(c)Proration of Taxes.  To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those actual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

(d)Tax Returns.  Except as provided in Section 5.1(f), if either party shall be liable hereunder for any portion of the Tax shown due on any Tax Returns required to be filed by the other party, the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and approval not less than thirty (30) days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions).  If the parties disagree as to any item reflected on any such return, Seller shall determine how the disputed items are reflected, if at all, unless such returns relate solely to Taxes for which Buyers are liable hereunder, in which case Buyers shall make the determination.

(e)Location of Transferred Assets.  The current location of each of the Transferred Assets is set forth on Appendix 1.1(e).

(f)Transfer Taxes.  All federal, state, provincial, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that maybe imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be paid by Buyers. Sellers shall take all reasonable measures to minimize the amount of Transfer Taxes resulting from the transactions contemplated hereby.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use its Best Efforts to provide such Tax Returns to the other party at least 10 Business Days prior to the date such Tax Returns are due to be filed. Such Tax Returns shall be prepared consistent with the Allocation. Buyers and Sellers shall cooperate in the timely completion and filing of all such Tax Returns.

(g)Contest Provisions.  Sellers and Buyers shall promptly notify the others in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder. Sellers shall be entitled to participate at their expense in the defense of any Tax audit or administrative or court proceeding relating to Taxes for which they may be liable, and to employ counsel of their choice at their expense.

(h)Assistance and Cooperation.  After the Closing Date the parties shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof. Each party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a Liability undue this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in clause (i) above.

Section 5.2Employee Matters.

(a)Prior to the Closing Date, and effective as of the day immediately after the Closing Date, one of UK Buyer, HK Buyer or China Buyer or one of its Affiliates shall offer employment to each of the Employees (as updated in accordance with this Agreement).

(b)Each Employee who accepts UK Buyer, HK Buyer or China Buyer’s (or one of their Affiliates’) offer of employment and who becomes an employee of UK Buyer, HK Buyer or China Buyer (or one of their Affiliates) in accordance with the terms and conditions of the offer shall be a “Transferred Employee.”  Sellers agree to release all Employees from the notice periods and any continuing obligations arising under applicable Law and any employment agreement between Sellers and such Employees, and that each Transferred Employee shall be deemed to have resigned from their employment with Sellers effective as of the Closing. To the extent not prohibited by Law, within five (5) days after the Closing Date, Sellers shall deliver to the applicable Buyer copies of all Transferred Employees’ Records.

(c)Sellers shall remain solely responsible for and will discharge any and all Liabilities in respect of the Employees and any employees of Sellers and their Affiliates that are not Employees, including all obligations and Liabilities for wages, severance pay, long service pay, termination pay, accrued and unused vacation pay or accrued and unused leave to which any Transferred Employee, any Employee that is not a Transferred Employee and any employee of Sellers and their Affiliates that is not an Employee is entitled as of the Closing Date, notice of termination of employment or pay in lieu of such notice or damages for wrongful dismissal, bonuses, retention payments, variable or incentive compensation, stock options or stock purchase plan and Benefits Plan claims, to the extent (i) in respect of any Transferred Employee, that such Liabilities arise from facts or circumstances occurring up to and including the Closing Date, or (ii) in respect of any Employee that is not a Transferred Employee or any employee of Sellers and their Affiliates that is not an Employee, regardless of whether such Liabilities arise from facts or circumstances occurring prior to, on or after the Closing Date, including in each case any such obligations and Liabilities that may arise out of or result from the transactions contemplated by this Agreement, and all such Liabilities shall be Excluded Liabilities for all purposes under this Agreement. Sellers shall remain solely responsible for and will discharge any and all Liabilities in respect of any claim or potential claim by any Employee and any employees of Sellers and their Affiliates that are not Employees arising from or relating to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”), including any failure or alleged failure of any Buyer or Seller to comply with any requirements of TUPE, or any similar provision of applicable Law.

(d)No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain, or otherwise.

Section 5.3Ancillary Agreements.  At the Closing, Sellers shall and shall cause each of their Affiliates party to an Ancillary Agreement to, execute each Ancillary Agreement to which it is a party, and each Buyer shall execute and deliver each of the Ancillary Agreements to which it is a party.

Section 5.4Non-Solicitation/Non-Competition.

(a)Each Seller agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date neither it nor any of its Affiliates will directly or indirectly (i) induce or encourage any Employee to reject UK Buyer’s offer of employment or to accept any other position or employment, (ii) solicit for employment or any similar arrangement any Transferred Employee or (ii) hire or knowingly assist any other Person in hiring any Transferred Employee; provided, however, that this Section 5.4(a) shall not apply to Transferred Employees, other than Key Employees, who have left the employment of Buyer or any of its Affiliates and shall not prohibit general solicitations for employment through advertisements or other means.

(b)Each Seller agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date neither it nor any of its Affiliates shall engage, either directly or indirectly, alone or with others, as stockholders or otherwise in any business that competes with the Business (together, a “Competing Business”); provided, however that nothing in this Section 5.4(b) shall preclude Sellers or any of their Affiliates from owning up to one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market as a passive investment.

Section 5.5Further Assurances.  From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) to the extent that Buyers or Sellers discover following Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Sellers shall hold such assets in trust for the sole and exclusive benefit of Buyers and shall or shall cause their Affiliates immediately to assign and transfer to Buyers all right, title and interest in such asset, (ii) Sellers shall cooperate with the reasonable requirements of Buyers in connection with satisfying the Assumed Liabilities so as to permit the orderly transition of the Business from operation by Sellers to Buyers, including with respect to the transfer and migration of payment accounts to Buyers (to the extent permitted by Applicable Law), and (iii) Sellers shall provide Buyers with regular reports, as reasonably requested by Buyers, with respect to any payments related to the Business received by Sellers after the Closing Date, including descriptions of the applicable receivable and the accounts into which such amounts were paid.

Section 5.6Confidentiality.  From and after the Closing Date, Sellers shall hold, and shall cause their respective Affiliates and Representatives to hold, in confidence any and all information, whether written or oral, concerning any Transferred Assets or the Business, including any information relating to or connected with customers or suppliers of the Business, the financial affairs of the Business, the financial, economic and other terms of the transactions contemplated by this Agreement, and any information delivered to Sellers or their respective Affiliates or Representatives pursuant to this Agreement or any of the Ancillary Agreements, as well as the terms of this Agreement (collectively, “Confidential Information”), except to the extent that Sellers can show that such information (a) is generally available to and known by the public without any breach of this Section 5.6 by Sellers, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is disclosed with Buyers’ prior written approval; (d) is disclosed pursuant to the requirement of a court, administrative agency, Governmental Entity, or Seller-Regulatory Organization or in connection with any dispute resolution proceedings between the parties after the Closing; or (e) is disclosed pursuant to applicable Law.  If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Sellers shall promptly first notify Buyers in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed; provided, however, if requested by Buyers in writing, Sellers shall use their Best Efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  The parties will reasonably cooperate, each at its own expense, in any required disclosure, filing or registration, including any confidential treatment request, and will execute all documents reasonably required in connection therewith. In the event of a breach of the obligations hereunder by Sellers, Buyers, in addition to all other available remedies, shall be entitled to injunctive relief to enforce the provisions of this Section 5.6 in any court of competent jurisdiction. Each of Parent and US Buyer hereby acknowledge and agree that this Agreement terminates and supersedes the Confidentiality Agreement, and that the Confidentiality Agreement shall be of no further force and effect from and after the Effective Time.

Section 5.7Intellectual Property Non-Assertion.  Each Seller agrees that neither it nor any of its Affiliates shall assert any claim arising under any Intellectual Property Rights owned or controlled by it or any of its Affiliates against Buyers or any of their Affiliates or any of their employees, successors or assigns, wherein such claim is based in whole or in part on any feature, functionality or use of the Transferred Assets existing as of the Closing Date or contemplated by the Product Roadmap.

Section 5.8Assistance in Proceedings. Until the seventh (7th) anniversary of the Closing Date, Sellers will reasonably cooperate with Buyers and their counsel, at Buyer’s sole costs and expense (but subject to the provisions of Article VI), in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding (other than in connection with Proceeding between the parties hereto) involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, practice, situation or transaction on or before the Closing Date involving or relating to the Business or the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.9Customer and Other Business Relationships. Until the first (1st) anniversary of the Closing Date, Sellers will cooperate with Buyers in their efforts to continue and maintain for the benefit of Buyers those business relationships of Sellers existing prior to the Closing and relating to the Business, including relationships with regulatory authorities, licensors, customers, suppliers and others. Sellers will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships.  Sellers will refer to Buyers all inquiries relating to the Business.  Neither Sellers nor any of their Affiliates shall take any action intended to materially diminish the value of the Transferred Assets after the Closing or that would materially interfere with the Business and the business of Buyers to be engaged in after the Closing, including disparaging the Business or the name or business of Buyers.  No Seller or any of its Affiliates shall use or otherwise conduct any business using the Saitek name from and after the Closing Date.

Section 5.10Delivery and Installation of Tooling. Sellers and Buyers agree that Sellers and Buyers, respectively, shall be responsible for the specific activities assigned to Sellers or Buyers related to delivering, installing and implementing the operation of all Key Tooling at the locations designated and in the manner and by the deadlines set forth on Exhibit E.  Sellers shall be responsible for all of the costs and expenses incurred or required to be incurred, including costs and expenses that are not out-of-pocket or payable to a third party, by any Seller in connection with performing each of the activities and completing each of the matters assigned to Sellers on Exhibit E at the locations designated and in the manner and by the deadlines set forth on Exhibit E. Buyers shall be responsible only for the costs and expenses incurred or required to be incurred, including costs and expenses that are not out-of-pocket or payable to a third party, by Buyers in connection with performing each of the activities and completing each of the matters assigned to Buyers on Exhibit E at the locations designated and in the manner and by the deadlines set forth on Exhibit E. Sellers’ obligations to perform any particular matters or activities set forth on Exhibit E that by necessity must occur after any obligations of Buyers as set forth on Exhibit E shall be subject to the timely prior performance by Buyers of such obligations of Buyers required to be performed by Buyers prior to the applicable obligations of Sellers set forth on Exhibit E. Buyers’ obligations to perform any particular matters or activities set forth on Exhibit E that are intended to occur after any obligations of Sellers as set forth on Exhibit E shall be subject to the timely prior performance by Sellers of all obligations of Sellers required to be performed by Sellers prior to the applicable obligations of Buyers set forth on Exhibit E.

Section 5.11Distribution of Purchase Price. Immediately after the Closing Date, but in any event by no later than three (3) Business Days following the Closing Date, HK Seller shall distribute the Closing Date Cash Payment to each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers. Each Seller shall use the portion of the Closing Date Cash Payment received by such Seller to pay in full all amounts due as of the Closing Date or the date of such payment, if later, to any contract manufacturers of Sellers, or any other Person, holding or in possession of any Transferred Assets (including any Tooling), and such additional amount owing to any such Person as such Person may require to release possession of such Transferred Assets, by no later than three (3) Business Days after the Closing Date. From and after the Closing Date, each Seller agrees that it shall pay in full all amounts owed to any contract manufacturers of Sellers, or any other Person, holding or in possession of any Transferred Assets (including any Tooling), and such additional amount owing to any such Person as such Person may require to release possession of such Transferred Assets, when and as they come due.

Section 5.12Escrow.  On the Closing Date, Swiss Buyer and Parent shall enter into the Escrow Agreement with the Escrow Agent.

Section 5.13Release of Encumbrances. Within seven (7) days after the Closing, Sellers shall duly and properly file, or caused to be filed, in form and substance reasonably acceptable to Buyers, any and all documents or other items necessary to provide for the release of all Encumbrances on the Transferred Assets, in each case together with all required supporting documentation, including a Form NM2 (Notification of Payment / Satisfaction of Debt, Release from Charges, etc.) with the Hong Kong Registrar of Companies and any documents required to be filed with the United States Patent and Trademark Office or the United States Copyright Office to release any Encumbrances filed therewith, and, as soon as reasonably possible after the Closing, but in any event within thirty (30) days after the Closing, shall provide evidence, in form and substance reasonably acceptable to Buyers, of the release of all such Encumbrances, including public notification of the Form NM2 by the Hong Kong Registrar of Companies and public notification of the release of all such Encumbrances published by the United States Patent and Trademark Office and the United States Copyright Office.

Section 5.14Consignment Inventory. In the event that any Seller or any of its Affiliates shall receive any payment from any Person for or with respect to the sale after the Closing of any Inventory pursuant to any consignment arrangement with Sellers, Sellers shall direct such Person to pay the proceeds of any such Inventory directly to Buyers, and in the event that such Person pays or otherwise delivers any such amount to any Seller or any of its Affiliates, including by setoff or other satisfaction of any Liabilities of any Seller or any of its Affiliates, then and in any such event such payment or other amounts shall be deemed to be the property of, segregated by, received by, and held in trust for the sole and exclusive benefit of, Buyers, and shall promptly, but in any event within two (2) Business Days, be paid over and delivered to Buyers by such Seller or any of its Affiliates.

Article VI
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 6.1Survival.  The representations and warranties of each Seller and Buyer contained in this Agreement, the Ancillary Agreements and any other certificates or documents delivered pursuant to this Agreement or the Ancillary Agreements (collectively, the “Transaction Documents”) shall survive the Closing for the period set forth in this Section 6.1. The covenants and agreements of Sellers and Buyers contained in the Transaction Documents shall survive the Closing and remain in full force and effect until they have been performed or satisfied or they have otherwise expired in accordance with their express terms, at which time they shall be of no further force or effect. All representations and warranties contained in the Transaction Documents and all claims with respect thereto shall terminate upon the expiration of two (2) years after the Closing Date, except that (i) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Corporate Authorization), 3.3 (Consents and Approvals), 3.4 (Non-Contravention), 3.5 (Binding Effect), 3.19 (Title to Property), 4.1 (Organization and Qualification), 4.2 (Corporate Authorization), 4.3 (Consents and Approvals), 4.4 (Non-Contravention) and 4.5 (Binding Effect) and all claims with respect thereto shall survive forever and (ii) the representations and warranties contained in Sections 3.8 (Taxes), 3.9 (Employee Benefits), 3.11 (Environmental Matters), 3.12 (Intellectual Property), 3.13 (Labor),

3.18 (Transfer of Assets; Condition and Sufficiency of Assets), 3.23 (Solvency; Fraudulent Conveyance) and 3.27 (Full Disclosure) and all claims with respect thereto shall survive until six (6) months after the expiration of the applicable statute of limitations, giving effect to any extensions thereof (the representations and warranties described in clauses (i) and (ii) hereof are referred to herein as the “Specified Reps”); it being understood that in the event notice of any claim for indemnification under Section 6.2 hereof has been given within the applicable survival period, the representations and warranties and covenants that are the subject of such indemnification claim and such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 6.2Indemnification by Sellers.  Each Seller hereby agrees that from and after the Closing it, jointly and severally, shall indemnify, defend and hold harmless Buyers, their Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution of value and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, attorneys’ fees and out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising from or in connection with: (a) except for any matter covered by another clause of this Section 6.2, any breach or inaccuracy of any representation or warranty made by any Seller contained in the Transaction Documents (it being understood that any qualification as to “materiality” (or similar words) or a “Material Adverse Effect” or “Knowledge” (or similar words) included in any such representation or warranty shall apply for purposes of determining whether there was an inaccuracy or breach of such representation or warranty, but shall be disregarded for purposes of computing any Loss in the event such representation or warranty is determined to have been breached); (b) except for any matter covered by another clause of this Section 6.2, any breach of any covenant, obligation or agreement of any Seller (including as a result of any action or inaction by any of its Affiliates) contained in the Transaction Documents, including any Liability arising out of the ownership or operation of the Transferred Assets prior to the Effective Time (other than the Assumed Liabilities); (c) any fraud, intentional misrepresentation or willful breach of any covenant, obligation or agreement of any Seller (including as a result of any action or inaction by any of its Affiliates) contained in the Transaction Documents; (d) any claims made by any Person alleging to own or have had a contractual or other right to acquire any equity or other ownership interests in any Seller or the Business or any or all of the Transferred Assets (other than sales of Seller Products in the Ordinary Course of Business) and any matters relating to Sellers’ title to the Business or any or all of the Transferred Assets to the extent relating to, arising from or in connection with circumstance, actions, events or conditions occurring or existing on or prior to the Closing Date; (e) any of the Excluded Assets and/or the Excluded Liabilities; (f) any Taxes for which Sellers are responsible in accordance with Section 5.1 and any Taxes attributable to any inaccuracy or breach of any representation or warranty made in Section 3.9 or failure to comply with any Tax-related covenants of Seller set forth in this Agreement (it being understood that any qualification as to “materiality” (or similar words) or a “Material Adverse Effect” or “Knowledge” (or similar words) included in any such representation or warranty shall apply for purposes of determining whether there was an inaccuracy or breach of such representation or warranty, but shall be disregarded for purposes of computing any Loss in the event such representation or warranty is determined to have been breached); (g) any breach or inaccuracy of any representation or warranty made by any Seller contained in Section 3.18(d) (it being understood that any qualification as to “materiality” (or similar words) or a “Material Adverse Effect” or “Knowledge” (or similar words) included in any such representation or warranty shall apply for purposes of determining whether there was an inaccuracy or breach of such representation or warranty, but shall be disregarded for purposes of computing any Loss in the event such representation or warranty is determined to have been breached), and any breach of any covenant, obligation or agreement of any Seller (including as a result of any action or inaction by any of its Affiliates) set forth in Section 5.10 or contained in the Transition Services Agreement relating to any Tooling, including the operation, repair, maintenance, implementation, transition or manufacture of any Tooling, (h) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Sellers (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (i) any product or component thereof manufactured by or shipped, or any services provided by, any Seller, in whole or in part, prior to the Closing (other than any Assumed Liability); (j) any Liability (other than any Assumed Liability) caused by any action of any Seller or any of its Affiliates on or prior to the Closing; (k) any Purchase Price Adjustment Amount owed to Buyers pursuant to Section 2.6; and (l) any and all Liabilities in respect of any employees of Sellers that are not Employees and any and all Liabilities in respect of the Employees, including the Transferred Employees to the extent that such Liabilities arise from facts or circumstances occurring up to and including the Closing Date.

Section 6.3Indemnification by Buyers.  Each Buyer hereby agrees that from and after the Closing it, jointly and severally, shall indemnify, defend and hold harmless Sellers, their Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, directly or indirectly relating to or arising from or in connection with: (a) except for any matter covered by another clause of this Section 6.3, any breach or inaccuracy of any representation or warranty made by any Buyer contained in the Transaction Documents (it being understood that any qualification as to “materiality” (or similar words) or a “Material Adverse Effect” or “Knowledge” (or similar words) included in any such representation or warranty shall apply for purposes of determining whether there was an inaccuracy or breach of such representation or warranty, but shall be disregarded for purposes of computing any Loss in the event such representation or warranty is determined to have been breached); (b) except for any matter covered by another clause of this Section 6.3, any breach of any covenant, obligation or agreement of any Buyer contained in the Transaction Documents; (c) any fraud, intentional misrepresentation or willful breach of any covenant, obligation or agreement of any Buyer contained in the Transaction Documents; (d) any Taxes for which Buyers are responsible in accordance with Section 5.1 or failure to comply with any Tax-related covenants of Buyers set forth in this Agreement; (e) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyers (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (f) any Assumed Liability; (g) any and all Liabilities in respect of the Transferred Employees to the extent that such Liabilities arise from facts or circumstances occurring after the Closing Date, and (h) any Purchase Price Adjustment Amount owed to Sellers pursuant to Section 2.6.

Section 6.4Third Party Claim Indemnification Procedures.

(a)In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder arises from the assertion in writing of any credible threat to initiate any Proceeding, or the commencement of any Proceeding, by a Person that is not a party hereto (or an Affiliate of any such party) against any Indemnified Party (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) and shall provide a copy of such Claim Notice to the Escrow Agent; provided, however, that the failure timely to give a Claim Notice shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have a period of thirty (30) days within which to object to or contest such Third Party Claim; provided, however, that no action taken, or not taken, by the Indemnified Party with respect to or relating in any way to the Claim Notice, the Third Party Claim or the facts underlying such Third Party Claim prior to the expiration of such thirty (30) days period shall impact, reduce or otherwise harm such Indemnified Party’s right to indemnification pursuant to this Article VI.  If the Indemnifying Party does not object to or contest such Third Party Claim within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted the Third Party Claim and deemed to agree that the Indemnified Party is entitled to receive all or any portion of the requested Losses. If the Indemnifying Party (i) provides written notice to the Indemnified Party and the Escrow Agent that the Indemnifying Party agrees that the Indemnified Party is entitled to receive all or any portion of the requested Losses or (ii) the Indemnifying Party is deemed to have accepted a Third Party Claim pursuant to the preceding sentence, Parent, on behalf of the Sellers, and Swiss Buyer shall provide written notice to the Escrow Agent instructing the Escrow Agent to release any relevant amount of the Escrow Funds or Tooling Escrow Funds, as applicable, to Swiss Buyer.  If the Indemnifying Party objects to or contests all or any part of the Third Party Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (with a copy of such notice to the Escrow Agent) that it desires to defend the Indemnified Party against such Third Party Claim unless (i) the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages, (ii) the Third Party Claim has been brought or asserted by a Government Entity, or (iii) the Third Party Claim seeks or could, if resolved in the favor of the asserting or claiming party, reasonably be expected to result in the award or imposition of preliminary, temporary or permanent injunctive relief, specific performance, equitable relief or non-monetary damages, in which case the Indemnified Person may assume the exclusive right to defend, compromise or settle such Third Party Claim; it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge its obligation to indemnify the Indemnified Party with respect to all of such Third Party Claim and withdraws any prior objection to or contest of the Third Party Claim, if any.

(b)In the event that the Indemnifying Party notifies the Indemnified Party (with a copy to the Escrow Agent) within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party, at its sole expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 6.4(c), in which case the Indemnifying Party shall be responsible for all costs and expenses of the Indemnified Party with respect to such defense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary Liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 6.4(a), or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within five (5) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by the defense; it being further understood that that the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party; provided, however, that if the Indemnifying Party is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 6.4(a), the Indemnified Party shall not agree to any compromise or settlement of such Third Party Claim in an amount that exceeds the Escrow Amount without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; it being understood that the failure by the Indemnifying Party to consent to any such compromise or settlement within thirty (30) days of notice thereof shall be unreasonable, unless such Indemnifying Party provides written reasons for such failure to consent, with sufficient detail, within such thirty (30) day period.

(d)The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by keeping the other party fully informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such party is not represented by its own counsel, and by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e)The Indemnified Party and the Indemnifying Party shall each use its Best Efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)Notwithstanding any provision of this Agreement to the contrary, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on each such Indemnifying Party with respect to such a claim anywhere in the world.

Section 6.5Direct Claims.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”)and shall provide a copy of such Direct Claim Notice to the Escrow Agent. The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted the Direct Claim and the Indemnifying Party will be deemed to have accepted the Direct Claim and deemed to agree that the Indemnified Party is entitled to receive all or any portion of the requested Losses. If the Indemnifying Party (i) provides written notice to the Indemnified Party and the Escrow Agent that the Indemnifying Party agrees that the Indemnified Party is entitled to receive all or any portion of the requested Losses or (ii) the Indemnifying Party is deemed to have accepted a Direct Claim pursuant to the preceding sentence, Parent, on behalf of the Sellers, and Swiss Buyer shall provide written notice to the Escrow Agent instructing the Escrow Agent to release any relevant amount of the Escrow Funds or Tooling Escrow Funds, as applicable, to Swiss Buyer.  If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 6.6Maximum Payments.

(a)The maximum amount that the Buyer Indemnified Parties may recover from the Indemnifying Parties for Losses arising out of or resulting from the causes enumerated in Section 6.2(a) (other than with respect to the Specified Reps made by Sellers) shall be limited to fifteen percent (15%) of the Purchase Price.

(b)The maximum amount that the Buyer Indemnified Parties may recover from the Indemnifying Parties for Losses arising out of or resulting from the causes enumerated in Section 6.2(a) in respect of the Specified Reps made by Sellers shall be limited to the Purchase Price.

(c)Notwithstanding anything to the contrary set forth in this Agreement or otherwise, nothing in this Agreement shall limit the liability of any Person, including the Indemnifying Parties, in respect of Losses arising out of or resulting from the causes enumerated in Section 6.2(b) through (l).

(d)The maximum amount that the Seller Indemnified Parties may recover from the Indemnifying Parties for Losses arising out of or resulting from the causes enumerated in Section 6.3(a) (other than with respect to the Specified Reps made by Buyers) shall be limited to the Escrow Amount.

(e)The maximum amount that the Seller Indemnified Parties may recover from the Indemnifying Parties for Losses arising out of or resulting from the causes enumerated in Section 6.3(a) in respect of any breach of the Specified Reps made by Buyers shall be limited to forty percent (40%) of the Purchase Price.

(f)Notwithstanding anything to the contrary set forth in this Agreement or otherwise, nothing in this Agreement shall limit the liability of any Person, including the Indemnifying Parties, in respect of Losses arising out of or resulting from the causes enumerated in Section 6.3(b) through (h).

Section 6.7Payments.  Claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied first from the Escrow Account, then against the Indemnifying Party directly; provided, however, that claims by an Indemnified Party for Losses pursuant to Section 6.2(g) shall be satisfied first from the Tooling Escrow Account, then from the Escrow Account, then against the Indemnifying Party directly.  All amounts payable to the Indemnified Parties pursuant to this Article VI, whether payable by the Escrow Agent from the Escrow Account or the Tooling Escrow Account or directly by any Indemnifying Party, shall be paid by wire transfer of immediately available funds, promptly, but in any event no later than no later than three (3) Business Days, following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party objected in good faith to the claim for indemnification with respect to such Loss in accordance with the provisions of this Article VI.  If the Indemnifying Party objected in good faith to the claim for indemnification with respect to such Loss in accordance with the provisions of this Article VI, all amounts payable to the Indemnified Parties pursuant to this Article VI, whether payable by the Escrow Agent from the Tooling Escrow

Account or the Escrow Account or directly by any Indemnifying Party, shall be paid by wire transfer of immediately available funds, promptly, but in any event no later than no later than three (3) Business Days, following any final determination of such Loss and the Indemnifying Party’s liability therefore. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final Order or judgment, or (c) if after the Closing the parties shall have agreed to submit the dispute to arbitration, an arbitration or like panel shall have rendered a final determination with respect to disputes the parties have agreed to submit thereto.

Section 6.8Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Sections 5.1 or 6.2 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 6.9Remedies.  The rights and remedies of Sellers and Buyers under this Article VI are exclusive and in lieu of any and all other rights and remedies which Sellers and Buyers may have under this Agreement or the Ancillary Agreements or otherwise against each other with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for monetary relief with respect to (i) any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement or the Ancillary Agreements, other than those which are fraudulent, intentional or willful, and (ii) the Assumed Liabilities or the Excluded Liabilities, and each Buyer and each Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof and thereof. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the parties with respect to the subject matter hereof and thereof.

Section 6.10Effect of Buyers’ Knowledge.  Notwithstanding anything contained herein to the contrary, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that any Buyer, any Indemnified Party or any of their respective Affiliates had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto, and that the right to indemnification, reimbursement or other remedy based upon the representations and warranties, covenants and obligations contained in the Transaction Documents shall not be affected in any way by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

Section 6.11Specific Performance.  Each Seller and each Buyer each acknowledges and agrees that any breach of this Agreement or the Ancillary Agreements would give rise to irreparable harm for which monetary damages would not be an adequate remedy.  Each party accordingly agrees that, in addition to other rights or remedies, each party shall be entitled to enforce the terms of this Agreement and the Ancillary Agreements by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain preliminary, temporary and permanent injunctive relief against any breach or threatened breach of this Agreement or the Ancillary Agreements, without posting any bond or other undertaking.

Section 6.12Subordination.

(a)Each Seller and Canada Holdco agrees and acknowledges that the Intercompany Subordinated Debt is and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in full in cash of all obligations of Sellers and Canada Holdco to Buyers now existing or hereafter arising under any Transaction Document, including all Losses of any Buyer Indemnified Party, whether or not allowed as a claim in any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, including all Losses accruing after the filing of a petition initiating any such proceeding, whether or not allowed in a claim in such proceeding (any such obligations are referred to collectively as the “Senior Indebtedness”).  Each of the Sellers and Canada Holdco hereby waives notice of acceptance of this Section 6.12 by Buyers, and each Seller and Canada Holdco hereby waives notice of and consents to the making, amount and terms of the Senior Indebtedness which may exist or be created from time to time, subject to the other provisions of this Article VI.  The provisions of this Section 6.12 shall constitute a continuing offer made for the benefit of and to all Buyers, and each Buyer is hereby irrevocably authorized to enforce such provision.

(b)In the event that any Seller or Canada Holdco shall make, and/or any Seller or Canada Holdco or any of their respective Affiliates shall receive from any source whatsoever, any payment on Intercompany Subordinated Debt in contravention of this Agreement, then and in any such event such payment shall be deemed to be the property of, segregated by, received by, and held in trust for the sole and exclusive benefit of, Buyers, and shall be promptly paid over and delivered to Buyers in the form received (with any necessary indorsement) to be applied, pro rata (in the case of cash) to, or held as collateral (in the case of noncash property or securities) for, the payment or prepayment of the Senior Indebtedness, whether matured or unmatured, in accordance with the terms of this Agreement.

(c)Each Seller and Canada Holdco will be permitted to make payments on the Intercompany Subordinated Debt so long as the aggregate amount set forth in unresolved Claim Notices and Direct Claim Notices are less than the sum of the then remaining Escrow Amount and Tooling Escrow Amount (which, for the avoidance of doubt, shall not include any portion of the Escrow Amount or the Tooling Escrow Amount that is the subject of any claim that has not been resolved at such time).

(d)Upon any payment or distribution of all or any of the assets of any Seller or Canada Holdco of any kind or character, whether in cash, securities or other property, in the event of:

(i)any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Seller, or to its creditors, as such, or to its assets;

(ii)any liquidation, dissolution or other winding up of any Seller or Canada Holdco, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Seller or Canada Holdco;

then, and in any such event, unless Buyers shall otherwise agree in writing, Buyers shall receive payment in full in cash of all amounts due or to become due (whether or not the Senior Indebtedness has been declared due and payable prior to the date on which the Senior Indebtedness would otherwise have become due and payable) on or in respect of all Senior Indebtedness (including post-petition interest, costs, fees and expenses, whether or not allowed as a claim) before Sellers and Canada Holdco and their respective Affiliates or anyone claiming through or on their behalf (including any receiver, trustee, or otherwise) are entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Intercompany Subordinated Debt, and to that end, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or similar event, shall be paid or delivered directly to Buyers for the application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full in cash.

(e)If any proceeding, liquidation, dissolution or winding up referred to in clause (d) above is commenced by or against any Seller:

(i)Buyers are hereby irrevocably authorized and empowered (in their own names or in the name of any such Seller or Canada Holdco or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Intercompany Subordinated Debt above and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Intercompany Subordinated Debt or enforcing any security interest or other lien securing payment of the Intercompany Subordinated Debt) as Buyers may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Buyers hereunder; provided, that in the event Buyers take such action, Buyers shall apply all proceeds first, to the payment of the costs of enforcement of this Agreement, and second, to the pro rata payment and/or prepayment of the Senior Indebtedness; and

(ii)each Seller and Canada Holdco shall duly and promptly take such action as Buyers may request (A) to collect the Intercompany Subordinated Debt for the account of Buyers and to file appropriate claims or proofs of claim in respect of the Intercompany Subordinated Debt, (B) to execute and deliver to Buyers such powers of attorney, assignments, or other instruments as Buyers may reasonably request in order to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Intercompany Subordinated Debt and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Intercompany Subordinated Debt.

(f)This Section 6.12 is a continuing agreement of subordination and shall continue in effect and be binding upon each Seller and Canada Holdco until payment and performance in full in cash of the Senior Indebtedness. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with any other Seller until the expiration of the last of the survival periods and any related claims set forth in Section 6.1.

(g)This Section 6.12 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any Buyer upon the insolvency, bankruptcy or reorganization of any Seller or Canada Holdco or any of their respective Affiliates or otherwise, all as though such payment had not been made.

Article VII
MISCELLANEOUS

Section 7.1Notices.  All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, Federal Express or similar overnight courier, or if sent by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, by telephone confirmation, electronically or otherwise, or such  to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyers:

Logitech Europe S.A.

EPFL - Quartier de l'Innovation

Daniel Borel Innovation Center

1015 Lausanne, Switzerland

Attention:  Francois Stettler, Associate General Counsel

With a copy to counsel, provided that such copy shall not constitute legal notice to Buyers:

Logitech International, S.A.

c/o Logitech Inc.

7700 Gateway Blvd.

Newark, California  94560

Attention: Bryan Ko, General Counsel

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California  94111

Attention:  C. Brophy Christensen, Esq.

Email: bchristensen@omm.com

Facsimile: (415) 984-8701

To Sellers:

Mad Catz Interactive, Inc.

10680 Treena Street, Suite 500

San Diego, California 92131

Attention: Tyson Marshall, General Counsel

Email: tmarshall@madcatz.com

Facsimile: (858) 790-5018

With a copy to counsel, provided that such copy shall not constitute legal notice to Sellers:

Durham Jones & Pinegar, P.C.

192 E. 200 N., Third Floor

St. George, Utah 84770

Attention:  Joshua E. Little, Esq.

Email: jlittle@djplaw.com

Facsimile: (435) 628-1610

Section 7.2Amendment; Waiver; Remedies Cumulative.  Any provision of this Agreement or the Ancillary Agreements may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each Buyer and each Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No notice or demand on one party will be deemed to be a waiver of any obligation of that party or the right of the party giving a notice or demand to take further action without notice or demand as provided in this Agreement or the Ancillary Agreements.  No waiver that may be given by a party will be applicable except for the specific instance for which it is given.  No failure or delay by any party in exercising any right, power or privilege hereunder or thereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise expressly provided in Article VI hereof.

Section 7.3No Assignment or Benefit to Third Parties.  Neither Buyers nor Sellers may assign any of their rights or delegate any of their obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other of either Sellers or Buyers, respectively, except as provided in Section 7.5 and except that Buyers may assign any and all of their rights under this Agreement or any Ancillary Agreement to one or more of their Affiliates.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal Representatives and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than Buyers, Sellers, the Indemnified Parties and their respective successors, legal Representatives and permitted assigns, any legal or equitable right, remedy or claim under or by reason of this Agreement.  For the avoidance of doubt, no provision of this Agreement confers rights or remedies upon any employee of Sellers or their Affiliates, any Transferred Employee or any Key Employee.

Section 7.4Entire Agreement.  This Agreement (including the Disclosure Schedules, all Appendices, Schedules and Exhibits hereto and other documents delivered pursuant hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (including any letter of intent between Buyer and Seller and the Confidentiality Agreement).

Section 7.5Fulfillment of Obligations.  Any obligation of any Buyer to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Buyer, shall be deemed to have been performed, satisfied or fulfilled by such Buyer.

Section 7.6Public Disclosure.  Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or the transactions contemplated thereby unless specifically approved in advance by Swiss Buyer and Parent, such approval not to be unreasonably delayed, conditioned or withheld. Sellers and Buyers will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the transactions contemplated by this Agreement, and Buyers will have the right to approve and be present for any such communication.

Section 7.7Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.  Buyers shall pay the costs and expenses for the delivery of the Tangible Personal Property, including the Inventory, to Buyers or their designees at the direction of Buyers. Sellers and Buyers will each pay fifty percent (50%) of the fees and expenses of the Escrow Agent under the Escrow Agreement, which shall be remitted to the Escrow Agent by Swiss Buyer and the Closing Date Cash Payment shall be reduced by fifty percent (50%) of such fees and expenses.  If this agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 7.8Bulk Sales Act.   It is agreed that Buyers shall not require Sellers to comply, or to assist Buyers to comply, with the Bulk Sales Act (Ontario) in respect of the purchase and sale of the Transferred Assets pursuant to this Agreement. Notwithstanding the foregoing, Sellers agrees to fully indemnify and save harmless Buyers from and against any claims which may be made or brought against Buyers or which Buyers may suffer or incur as a result of, in respect of, or arising out of such non-compliance.

Section 7.9Governing Law; Submission to Jurisdiction; Selection of Forum.  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements (other than any Employment Agreement in which a different venue is provided), exclusively in the United States District Court for the Northern District of California or any California State court sitting in the City of San Francisco, California (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each Seller hereby irrevocably designates US Seller as its agent and attorney-in-fact for the acceptance of service of process, and agrees that service of process upon US Seller in any such action or proceeding shall be effective upon each Seller, and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each Seller hereby stipulates that such consent and appointment is irrevocable and coupled with an interest. Each Buyer hereby irrevocably designates US Buyer as its agent and attorney-in-fact for the acceptance of service of process, and agrees that service of process upon US Buyer in any such action or proceeding shall be effective upon each Buyer, and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each Buyer hereby stipulates that such consent and appointment is irrevocable and coupled with an interest.

Section 7.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.10.

Section 7.11Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 7.12Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 7.13Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.14No Construction Against Drafter. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  This Agreement is being entered into between competent Persons, who are experienced in business and represented by counsel, and has been reviewed by the Parties and their counsel.  Therefore, any ambiguous language in this Agreement will be construed as if drafted collectively by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 7.15Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.16Guaranty of Parent and Canada Holdco.

(a)Whenever in this Agreement the performance of or compliance with a covenant or obligation is expressed to be required by any Seller or any of its Affiliates, each of Parent and Canada Holdco hereby guarantees to Buyers the performance by each Seller and its Affiliates of all of the covenants and obligations of each Seller and its Affiliates, and each of Parent and Canada Holdco shall cause each Seller and its Affiliates to perform or comply with such covenant or obligation, such that any failure of any Seller or any of its Affiliates to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by each of Parent and Canada Holdco.

(b)The obligations of each of Parent and Canada Holdco hereunder shall not be released, discharged or otherwise affected by any change in the corporate existence, structure or ownership of any Seller or any of its Affiliates, Parent or Canada Holdco, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Seller or Parent or Canada Holdco or any of their Affiliates, whether or not the primary intent of which is to avoid the obligations of Parent or Canada Holdco or any Seller or any of their Affiliates under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

Sellers:			Buyers:

MAD CATZ INTERACTIVE, INC.			LOGITECH EUROPE S.A.

By:	/s/ KAREN MCGINNIS		By:	/s/ FRANCOIS STETTLER
	Name:	Karen McGinnis		Name:	Francois Stettler
	Title:	President & CEO		Title:	General Counsel EMEA

1328158 ONTARIO INC. DBA MAD CATZ CANADA			LOGITECH INC.

By:	/s/ KAREN MCGINNIS		By:	/s/ VINCENT PILETTE
	Name:	Karen McGinnis		Name:	Vincent Pilette
	Title:	President & CEO		Title:	Chief Financial Officer

MAD CATZ, INC.			LOGITECH ASIA PACIFIC LIMITED

By:	/s/ KAREN MCGINNIS		By:	/s/ ANDREAS DANNENBERG
	Name:	Karen McGinnis		Name:	Andreas Dannenberg
	Title:	President & CEO		Title:	Director

MAD CATZ INTERACTIVE ASIA LTD.			LOGITECH UK LIMITED

By:	/s/ KAREN MCGINNIS		By:	/s/ FRANCOIS STETTLER
	Name:	Karen McGinnis		Name:	Francois Stettler
	Title:	Director		Title:	General Counsel EMEA

MAD CATZ TECHNOLOGICAL DEVELOPMENT (SHENZHEN) CO., LTD.			LOGITECH TECHNOLOGY (SUZHOU) CO. LTD.

By:	/s/ KAREN MCGINNIS		By:	/s/ COMPANY AUTHORIZED STAMP
	Name:	Karen McGinnis		Name:
	Title:	Director		Title:

MAD CATZ EUROPE LIMITED

By:	/s/ KAREN MCGINNIS
	Name:	Karen McGinnis
	Title:	Director